(GCI Logo)

                             LETTER TO SHAREHOLDERS

                                 April 30, 2003

                     Re: 2003 Annual Meeting of Shareholders
                         of General Communication, Inc.


Dear Shareholder:

         The board of directors of General Communication, Inc. cordially invites and encourages you to attend the annual meeting of shareholders of the Company. The meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 5, 2003. The board has chosen the close of business on April 10, 2003 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting. A reception for shareholders will be held prior to the meeting from 5:00 p.m. to 6:00 p.m. at the site of the meeting.

         Copies of the Notice of Annual Meeting of Shareholders, Proxy and Proxy Statement are enclosed covering the formal business to be conducted at the meeting. Also enclosed for your information is a copy of the Company's annual report to shareholders in the form of the Company's Form 10-K for the year ended December 31, 2002.

         At the meeting, the shareholders will be asked to elect individuals to fill four positions on the board of directors, as a classified board as required by the revised Bylaws of the Company, and to conduct other business as described more fully in the Proxy Statement and as may properly come before the meeting. Regardless of the number of shares you own, your careful consideration of and vote on these matters is important.

         In order to ensure that we have a quorum and that your shares are voted at the meeting, please complete, date and sign the enclosed Proxy and return it promptly in the enclosed addressed and stamped envelope.

         In addition to conducting the formal business at the meeting, we shall also review the Company's activities over the past year and its plans for the future. I hope you will be able to join us.

                                           Sincerely,


                                           /s/
                                           Ronald A. Duncan
                                           President and Chief Executive Officer

PROXY                                                                      PROXY

                           GENERAL COMMUNICATION, INC.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

              FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON

                                  JUNE 5, 2003

         The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 30, 2003 and holding Class A common stock, Class B common stock, or Series B convertible, redeemable, accreting preferred stock of General Communication, Inc. ("Company") of record determined as of April 10, 2003, hereby appoints Ronald A. Duncan, on behalf of the board of directors of the Company, and each of them, the proxy of the undersigned, with full power of substitution, to attend that annual meeting of shareholders, to be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 5, 2003 and any adjournment or adjournments of that meeting. The undersigned further directs those holders of this Proxy to vote at that annual meeting, as specified in this Proxy, all of the shares of stock of the undersigned in the Company, which the undersigned would be entitled to vote if personally present, as follows:

    (1) To elect three directors, each for three-year terms, as part of Class II of the seven-member classified board of directors and to elect one director to complete the remaining two years of the three-year term in Class I of that board, as identified in this Proxy:


         [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY to
             (except as marked to the               vote for all nominees listed
             contrary)                              below

                  Class I:      Stephen A. Reinstadtler

                  Class II:     Stephen M. Brett
                                Ronald A. Duncan
                                Stephen R. Mooney

INSTRUCTIONS:

        To withhold authority under this Proxy to vote for one or more individual nominees, draw a line through the name of the nominee for which you wish the authority to be withheld.

        Should the undersigned choose to mark this Proxy as withholding authority to vote for one or more nominees as listed above, this Proxy will, nevertheless, be used for purposes of establishing a quorum at the annual meeting of shareholders.

    (2) To transact in the proxyholder's discretion such other business as may come before that annual meeting of shareholders, including the approval (but not the ratification) of the minutes of the June 6, 2002 annual meeting of shareholders of the Company and other matters as described in the Proxy Statement. As of the record date, the Board was unaware of any other business to be brought at the meeting other than the approval of those minutes.

        The undersigned hereby ratifies and confirms all that the proxyholder or the holder's substitute lawfully does or causes to be done by virtue of this Proxy and hereby revokes any and all proxies given prior to this Proxy by the undersigned to vote at the annual meeting of shareholders or any adjournments of the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying that notice.


DATED:
       ------------------------    ----------------------------------------
                                   Signature of Shareholder
                                   Print Name:
                                               ----------------------------



                                   ----------------------------------------
                                   Signature of Shareholder
                                   Print Name:
                                               ----------------------------

        Please date this Proxy, sign it above as your name appears printed elsewhere on this Proxy, and return it in the enclosed envelope which requires no postage. Joint owners should each sign personally. When signing as attorney, executor, trustee, guardian, administrator, or officer of a corporation or other entity, please give that title.

        The board recommends a vote "for" proposal no. (1). This Proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted "for" proposal no. (1). If any other business is properly presented at the annual meeting, this Proxy will be voted in accordance with the best judgment and discretion of the proxyholder.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 2003
                                                                  April 30, 2003

To the Shareholders of
General Communication, Inc.

         NOTICE IS HEREBY GIVEN that, pursuant to the Bylaws of General Communication, Inc. ("Company") and the call of the board of directors of the Company, the annual meeting of shareholders of the Company, will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 5, 2003. At the meeting, shareholders will consider and vote upon the following matter:

            - Electing three directors, each for three-year terms, as part of Class II of the seven-member classified board; and electing one director to complete the remaining two years of the three-year term in Class I of the classified board

            - Transacting such other business as may properly come before the annual meeting and any adjournment or adjournments of it

         The above matter is more fully described in the accompanying Proxy Statement. A reception for shareholders will precede the annual meeting, commencing at 5:00 p.m.

         By resolution adopted by the board, the close of business on April 10, 2003 has been fixed as the record date for the annual meeting. Only holders of shares of Class A common stock, Class B common stock and Series B convertible, redeemable, accreting preferred stock of the Company of record as of that date will be entitled to notice of and to vote at the annual meeting or any adjournment or adjournments of it.

         The accompanying form of Proxy is solicited by the board. The enclosed Proxy Statement contains further information with regard to the business to be transacted at the annual meeting. A list of shareholders of the Company as of the record date will be kept at the Company's offices at 2550 Denali Street, Suite 1000, Anchorage, Alaska for a period of 30 days prior to the annual meeting and will be subject to inspection by any shareholder at any time during normal business hours.

         In order to ensure that we have a quorum and that your shares are voted at the annual meeting, please sign and date the enclosed Proxy and mail it to the Company's transfer agent (Mellon Investor Services LLC) in the enclosed, addressed and stamped envelope. If you send in your Proxy and later do attend the annual meeting, you may then withdraw your Proxy should you desire to do so. However, in this case, you must revoke your Proxy in writing and present the written revocation at the annual meeting. Thereafter, you may vote in person if you wish. The Proxy may be revoked at any time prior to its exercise.

                                           BY ORDER OF THE BOARD OF DIRECTORS



                                           /s/
                                           John M. Lowber, Secretary

                           GENERAL COMMUNICATION, INC.
                         2550 Denali Street, Suite 1000
                             Anchorage, Alaska 99503
                                  907.265.5600


                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON JUNE 5, 2003


         This Proxy Statement is submitted with the Notice of Annual Meeting of Shareholders of General Communication, Inc. ("Company") where the annual meeting ("Annual Meeting") is to be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6:00 p.m. (Alaska Daylight Time) on Thursday, June 5, 2003.

         This Proxy Statement, the Letter to Shareholders, Notice of Annual Meeting, and the accompanying Proxy are first being sent or delivered to shareholders of the Company on or about April 30, 2003. A copy of the Company's Annual Report, in the form of the Company's Form 10-K for the year ended December 31, 2002 ("Annual Report"), accompanies this Proxy Statement. See, "Annual Report."


         DATED:  April 30, 2003

                                                  TABLE OF CONTENTS
                                                                                                               Page
                                                                                                               ----
COMPANY ANNUAL MEETING............................................................................................3

MANAGEMENT OF COMPANY.............................................................................................7

CERTAIN TRANSACTIONS.............................................................................................29

OWNERSHIP OF COMPANY.............................................................................................39

LITIGATION AND REGULATORY MATTERS................................................................................44

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS.................................................................45

ANNUAL REPORT....................................................................................................45

FUTURE SHAREHOLDER PROPOSALS.....................................................................................46

                             COMPANY ANNUAL MEETING

Voting Procedure

         Overview. This Proxy Statement is furnished in connection with the solicitation by the Company's board of directors ("Board") of proxies from the holders of the Company's outstanding Class A and Class B common stock and outstanding Series B convertible, redeemable, accreting preferred stock for use at the Annual Meeting.

         Time and Place. The Annual Meeting will be held at Josephine's Restaurant on the 15th floor in the Sheraton Hotel at 401 East 6th Avenue in Anchorage, Alaska at 6 p.m. (Alaska Daylight Time) on Thursday, June 5, 2003. A reception for shareholders will commence at 5 p.m. at that location.

         Purpose. As indicated in the Notice of Annual Meeting, the following matters will be considered and voted upon at the Annual Meeting:

         - Electing three directors in Class II of the classified Board for three-year terms and electing one director to complete the remaining two years of the three-year term in Class I of the board

         - Transacting such other business as may properly come before the meeting and any adjournment or adjournments of it

         Outstanding Voting Securities. Only holders of Class A and Class B common stock and Series B preferred stock as of the record date for the Annual Meeting ("Shareholders") will be entitled to notice of, and to vote at, the Annual Meeting. The Board has chosen the close of business on April 10, 2003 as the record date for the Annual Meeting ("Record Date"). As of the Record Date and under its current Restated Articles of Incorporation ("Articles"), the outstanding stock of the Company was divided into four categories:

         - Class A common stock, for which the holder of a share is entitled to one vote

         - Class B common stock, for which the holder of a share is entitled to ten votes

         - Series B preferred stock, for which the holder has limited voting rights

         - Series C preferred stock, for which the holder has no voting rights

         On the Record Date, there were 51,698,828 shares of Class A common stock and 3,874,107 shares of Class B common stock outstanding and entitled to be voted at the Annual Meeting. In addition, there were, as of that date, 16,995 shares of Series B preferred stock outstanding. Under the terms of issuance of the shares of Series B preferred stock in April 1999, the shares are entitled, with limited exception, to a number of votes at the meeting equal to the largest number of full shares of Class A common stock into which the Series B preferred stock may be converted. As of the Record Date, that number of equivalent shares of Class A common stock (excluding equivalent shares, if any, of Class A common stock representing dividends accrued through that date) was 3,062,162 shares.

         Voting Rights, Votes Required for Approval. At the Annual Meeting, a simple majority of the issued and outstanding Company common stock and preferred stock entitled to be voted as of the Record Date, represented in person or by proxy, will constitute a quorum. As an example, since there were a total of 51,698,828 shares of Class A common stock, 3,874,107 shares of Class B common stock and 16,995 shares of Series B preferred stock issued and outstanding and entitled to be voted as of the Record Date, a quorum would be established by the presence of Shareholders, directly or by proxy, holding at least 4,947,799 shares of Class A common stock, all 3,874,107 shares of Class B common stock, and all 16,995 shares of Series B preferred stock. See "Certain Transactions:
Series B Agreement."

         Because of the ten-for-one voting power of the Class B common stock, shares of that stock have a substantial impact on the voting power for purposes of taking votes on matters addressed at the Annual Meeting. The total number of votes to which Class A common stock (including the issued and outstanding Series B preferred stock on an as-converted basis) and Class B common stock were entitled as of the Record Date were 54,760,990 and 38,741,070 respectively.

         If a quorum is present, adoption of the Annual Meeting agenda item pertaining to electing directors will require an affirmative vote by the holders of at least a simple majority of the voting power of the issued and outstanding Class A common stock (including the issued and outstanding Series B preferred stock on an as-converted basis) and Class B common stock entitled to vote as of the Record Date and represented in person or by proxy at the meeting. Under the Articles, voting on these items must be by the Class A and Class B common stock and the Series B preferred stock voting as a group.

         The Articles expressly provide for non-cumulative voting in the election of directors.

         As of the Record Date, the number and percentage of outstanding shares entitled to vote held by directors and executive officers of the Company and their affiliates were 8,616,893 shares of Class A common stock (not including the issued and outstanding Series B preferred stock on an as-converted basis), constituting approximately 16.2% of the outstanding stock in that class, 2,263,573 shares of

Company Class B common stock, constituting approximately 58.4% of the outstanding stock in that class, and all 16,995 shares of the outstanding Series B preferred stock.

         Mr. Reinstadtler, management's nominee for the Class I position on the Board, is proposed by the Board as a result of the Board's voluntary request to the sole remaining holder of Company Series B preferred stock for a recommendation to fill a vacancy on the Board. The vacancy was caused when the previous director in that position, an employee and officer of an affiliate of that holder, resigned for personal reasons unrelated to the Company. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board" and "Certain
Transactions: Series B Agreement."

         Delivery The Proxy Statement, Letter to Shareholders, Notice of Annual Meeting and accompanying Board proxy ("Proxy") are first being sent or delivered to Shareholders on or about April 30, 2003. A copy of the Company's Annual Report, in the form of the Company's Form 10-K for the year ended December 31, 2002, accompanies this Proxy Statement.

         Exhibits to that Form 10-K are not enclosed. However, that form includes a list briefly describing all of those exhibits. In addition, the Company will furnish a copy of an exhibit to a Shareholder upon written request to the Company and payment of a fee to cover the Company's expenses in furnishing that exhibit.

         Proxies. The accompanying form of Proxy is being solicited on behalf of the Board for use at the Annual Meeting.

         Subject to the conditions described in this section, the shares represented by each Proxy executed in the accompanying form of Proxy will be voted at the Annual Meeting in accordance with the instructions in that Proxy. The Proxy will be voted for management's nominees for directors as a classified board and as otherwise specified in the Proxy, unless a contrary choice is specified.

         The form Proxy also gives discretionary authority to the holder on other matters. See, within this section, "- Other Business."

         All votes cast by Shareholders, directly or by Proxy completed and executed in accordance with the instructions on the Proxy, will be counted at the Annual Meeting. A Proxy having one or more clearly marked abstentions on one or more of the proposals to be addressed at the Annual Meeting will be honored as an abstention. However, such a Proxy will be counted for purposes of establishing a quorum at the Annual Meeting. A Proxy having no indication of a vote on one or more of the proposals to be addressed at the Annual Meeting will be voted "for" the corresponding proposals.

         A Proxy executed in the form enclosed may be revoked by the Shareholder signing the Proxy at any time before the authority granted under the Proxy is exercised by giving written notice to the Secretary of the Board, at the principal executive offices of the Company as identified previously. See, within this section, "- Voting Rights, Votes Required for Approval." The notice may also be delivered to the Secretary prior to a vote using the Proxy at the Annual Meeting. Thereafter, the Shareholder signing the Proxy may vote in person or by other proxy as provided by the revised Bylaws of the Company in effect as of the Record Date ("Bylaws"). The Shareholder signing the Proxy may also revoke that proxy by a duly executed proxy bearing a later date.

         The expenses of the Proxy solicitation made by the Board for the Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy, Proxy Statement, and return envelopes, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Company. In addition to the mailing of these proxy materials, solicitation may be made in person or by telephone, telecopy, telegraph, or electronic mail by officers, directors, or regular employees of the Company, none of whom will receive additional compensation for that effort.

Director Elections

         Overview. The Board is composed of seven directors classified into the following three classes with the number of members as indicated: Class I (one member), Class II (three members), and Class III (three members).

         At the Annual Meeting, three individuals will be elected to positions in Class II of the Board for three-year terms, and one individual will be elected to a position in Class I of the Board to complete the remaining two years of the three-year term in that class. The individuals so elected will serve subject to the provisions of the Bylaws and until the election and qualification of their respective successors.

         Management believes that its proposed nominees for election as directors are willing to serve as such. It is intended that the proxyholders named in the accompanying form of Proxy or their substitutes will vote for the election of these nominees unless specifically instructed to the contrary. However, if any nominee at the time of the election is unable or unwilling or is otherwise unavailable for election and as a consequence, other nominees are designated, the proxyholders named in the Proxy or their substitutes will have discretion and authority to vote or refrain from voting in accordance with their judgment with respect to other nominees.

         Recommendation of Board. Management and the Board recommend to the Shareholders a vote "FOR" the slate of four individuals as directors in the positions up for election at the Annual Meeting, i.e., a vote for proposal number 1 of the Proxy. This slate of individuals is as follows:

         -    Stephen A. Reinstadtler (Class I)

         -    Stephen M. Brett (Class II)

         -    Ronald A. Duncan (Class II)

         -    Stephen R. Mooney (Class II)

Background and other information on each of the nominees is provided elsewhere in this Proxy Statement. See, "Management of Company."

Other Business

         Other matters, beyond the election of directors, which may be addressed at the Annual Meeting consist of approval (but not the ratification) of the minutes of the past annual shareholder meeting held on June 6, 2002, matters incident to the conduct of the Annual Meeting, and other business as may properly come before the Shareholders at that meeting. A vote for the adoption of those minutes will be an affirmation that the minutes, as written, properly reflect the proceedings of that meeting and the action taken at that meeting. However, such a vote will not be an action constituting approval or disapproval of the matters referred to in those minutes. While the Company was, as of the Record Date, unaware of other matters of business to come before the meeting, they could include election of a person to the Board for which a bona fide nominee is named in this Proxy Statement and where that nominee is unable to serve or for good cause will not serve, and matters proposed by Shareholders for which the Company has not received timely notice.

         The Board intends to use discretionary voting authority given it under the Bylaws and in compliance with Rule 14a-4(c) adopted under the Exchange Act should any other matter come before the Annual Meeting.

         Other than these matters, the Board does not intend to bring other business before the Annual Meeting and does not know of any other matter which anyone else proposes to present for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the accompanying form of Proxy or their duly constituted substitutes acting at the Annual Meeting will be deemed authorized to vote or otherwise act upon those matters in accordance with their judgment.



                              MANAGEMENT OF COMPANY

Directors and Executive Officers

         The following table sets forth certain information about the Company's directors and executive officers as of the Record Date.

         Name                                  Age    Position
         ----                                  ---    --------
         Donne F. Fisher (1,2,3,4,5,6)         64     Chairman and Director

         Ronald A. Duncan (2,4,5,6)            50     President, Chief Executive Officer, Director, and Nominee

         John M. Lowber (1)                    53     Senior Vice President, Chief Financial Officer, Secretary,
                                                      and Treasurer

         G. Wilson Hughes                      57     Executive Vice President and General Manager

         William C. Behnke                     45     Senior Vice President-Strategic Initiatives

         Richard P. Dowling                    59     Senior Vice President-Corporate Development

         Dana L. Tindall                       41     Senior Vice President-Legal, Regulatory and Governmental
                                                      Affairs

         Stephen M. Brett (2,3,4,6,7)          62     Director and Nominee

         William P. Glasgow (1,2,3,4,5,6)      44     Director

         Stephen R. Mooney (2,3,4,5,6,7)       43     Director and Nominee

         Stephen A. Reinstadtler (1,2,3,4,6)   36     Director and Nominee

         James M. Schneider (2,3,4,6,7)        50     Director

-------------------
1        Member of Finance Committee.

2 The present classification of the Board is as follows: (1) Class 1 - Mr. Reinstadtler, whose present term expires at the time of the 2005 annual meeting; (2) Class II - Messrs. Brett, Duncan and Mooney whose present terms expire at the time of the Annual Meeting; and (3) Class III - Messrs. Fisher, Glasgow, and Schneider, whose present terms expire at the time of the 2004 annual meeting.

3        Member of the Option Committee.

4        Member of the Compensation Committee.

5        Member of the Executive Committee.

6        Member of the Nominating Committee.

7        Member of the Audit Committee.
-------------------

         Donne F. Fisher. Mr. Fisher has served as Chairman of the Board since June 2002 and has served as a director of the Company since 1980. Mr. Fisher had been a consultant to TCI since January 1996, and a director of TCI from 1980, to March 1999 when TCI merged into AT&T Corp. From 1982 until 1996, he held various executive officer positions with TCI and its subsidiaries. Mr. Fisher had served on the board of directors of most of TCI's subsidiaries through the years. He has served on the Compensation Committees and the Audit Committees of both Liberty Media and Sorrento Networks, Inc. Since 1999 he has managed his personal assets. His present term as a director of the Company expires in 2004.

         Ronald A. Duncan. Nominee. Mr. Duncan is a co-founder of the Company and has been a director of the Company since 1979. Mr. Duncan has served as President and Chief Executive Officer of the Company since January 1, 1989. From 1979 through December 1988 he was the Executive Vice President of the Company.

         John M. Lowber. Mr. Lowber has served as Chief Financial Officer of the Company since January 1987, as Secretary and Treasurer since July 1988 and as Senior Vice President since December 1989. He was Vice President - Administration for the Company from 1985 to December 1989. Prior to joining the Company, Mr. Lowber was a senior manager at KPMG LLP, formerly Peat Marwick Mitchell and Co.

         G. Wilson Hughes. Mr. Hughes has served as Executive Vice President and General Manager of the Company since June 1991. He was President and a member of the board of directors of Northern Air Cargo, Inc. from March 1989 to June 1991. From June 1984 to December 1988, Mr. Hughes was President and a member of the board of directors of Enserch Alaska Services, Inc.

         William C. Behnke. Mr. Behnke has served as Senior Vice President - Strategic Initiatives for the Company since January 2001 and, prior to that, had served as Senior Vice President - Marketing and Sales for the Company from January 1994. He was Vice President of the Company and President of GCI Network Systems, Inc., a former subsidiary of the Company, from February 1992 to January 1994. From June 1989 to February 1992, Mr. Behnke was Vice President of the Company and General Manager of GCI Network Systems, Inc. From August 1984 to June 1989, he was Senior Vice President for TransAlaska Data Systems, Inc.

         Richard P. Dowling. Mr. Dowling has served as Senior Vice President - Corporate Development for the Company since December 1990. He was Senior Vice President - Operations and Engineering for the Company from December 1989 to December 1990. From 1981 to December 1989, Mr. Dowling served as Vice President
- Operations and Engineering for the Company.

         Dana L. Tindall. Ms. Tindall has served as Senior Vice President - Regulatory, Legal and Governmental Affairs since January 1994. She was Vice President - Regulatory Affairs for the Company from January 1991 to January 1994. From October 1989 through December 1990, Ms. Tindall was Director of Regulatory Affairs for the Company, and she served as Manager of Regulatory Affairs for the Company from 1985 to October 1989. In addition, Ms. Tindall was an adjunct professor of telecommunications economics at Alaska Pacific University from September through December 1995.

         Stephen M. Brett. Nominee. Mr. Brett has served as a director of the Company since his appointment by the Board in January 2001. He has been of counsel to Sherman and Howard, a law firm, since January 2001. He served as Senior Executive Vice President for AT&T Broadband from March 1999 to April 2000. Prior to that Mr. Brett served as Executive Vice President, General Counsel and Secretary to Tele-Communications, Inc. ("TCI") from 1991 to March 1999.

         William P. Glasgow. Mr. Glasgow has served as a director of the Company since 1996. From 1999 to the present, he has been President/CEO of Security Broadband Corp. From 2000 to the present Mr. Glasgow has been President of Diamond Ventures, L.L.C., a Texas limited liability company and sole general partner of Prime II Management, L.P., ("Prime Management") and Prime II Investments, L.P., both of which are Delaware limited partnerships. Since 1996, he has been President of Prime II Management, Inc., a Delaware corporation, which was formerly the sole general partner of Prime II Management, L.P. From 1989 to 1991, he held positions of Vice President - Finance and Senior Vice President - Finance with Prime II Management, Inc. Mr. Glasgow is presently a managing director of the general partner of Prime VIII, L.P. He is also managing director of Prime New Ventures. He joined Prime Cable Corp. (an affiliate of Prime II Management, Inc.) in 1983 and served in various capacities until that corporation was liquidated in 1987. He currently serves on the boards of directors of Prime Cellular Corp., Prime II Management Group, Inc., Prime Comm, Inc., SKA Management, Inc. and Security Broadband Corp., none of which are publicly held. His present term as director of the Company expires in 2004.

         Stephen R. Mooney. Nominee. Mr. Mooney has served as a director of the Company since his appointment by the Board in January 1999. He has been Vice President of WorldCom, Inc. since February 1999. Prior to that, he held various corporate development positions with MCI Communications Corporation and MCImetro, Inc.

         Stephen A. Reinstadtler. Nominee. Mr. Reinstadtler has served as a director of the Company since his appointment by the Board in December 2002. From January 2002 to the present, he has been Managing Director of TD Capital, an affiliate of Toronto-Dominion Bank Financial Group. He has held various positions with TD Capital since July 1995. Prior to joining TD Capital, he was a member of Toronto-Dominion Bank's media, telecommunications and technology group from April 1994 to June 1995 where he was responsible for executing highly leveraged debt transactions for leading media and communications companies. Mr. Reinstadtler has 10 years of private equity and investment banking experience. He is included in management's slate of nominees to the Board as a result of the Board's voluntary inquiry to, and the response from, the sole remaining holder of Company Series B preferred stock, an affiliate of TD Capital. His term as director of the Company would expire in 2005. See, "Management of Company:
Voting Rights, Votes Required for Approval" and "-Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board" and "Certain Transactions: Series B Agreement."

         James M. Schneider. Mr. Schneider has served as a director of the Company since July 1994. He has been Senior Vice President and Chief Financial Officer for Dell Computer Corporation since March 2000. Prior to that, he was Senior Vice President - Finance for Dell Computer Corporation from September 1998 to March 2000. Prior to that, from September 1996 to September 1998 he was Vice President - Finance for that corporation. From September 1993 to September 1996, he was Senior Vice President for MCI Communications Corporation in Washington, D.C. Mr. Schneider was with the accounting firm of Price Waterhouse from 1973 to September 1993 and was a partner in that firm from October 1983 to September 1993. His present term as a director of the Company expires in 2004.

Board of Directors and Executive Officers

         The Board currently consists of seven director positions, divided into three classes of directors serving staggered three-year terms. A director of the Company is elected at an annual meeting of shareholders and serves until he or she resigns or is removed, or until his or her successor is elected and qualified. Executive officers of the Company generally are appointed at the Board's first meeting after each annual meeting of shareholders and serve at the discretion of the Board.

Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board

         Under the terms of the issuance and sale of the Series B preferred stock, so long as any shares of that stock remain outstanding, the Company must cause its board of directors to include one seat, the nominee for which is to be designated under terms of that sale. As of the Record Date, those specific terms were not effective, although they could in the future become effective with the issuance of additional Series B preferred stock to another holder or should the present holder of the outstanding Series B preferred stock, Toronto-Dominion Investments, Inc. ("Toronto-Dominion"), not be prohibited from participation in the designation of that Board member by law or regulation, including the federal Bank Holding Company Act.

         The Series B Agreement provides that, upon designation of an individual by the holders of the Series B preferred stock, the Board must cause such designated individual to be nominated for approval by the holders of Company common stock at each meeting of shareholders of the Company at which directors are to be elected. The Board is then expected, upon that nomination, to recommend approval of that designated individual. In the event the holders of the Company common stock shall fail to elect that designated individual, the holders of Series B preferred stock will have the right to appoint an observer to attend the meetings of the Board. Independent of that observer right, if at any time the designee to the Board is not an employee of Toronto-Dominion or its affiliates, then that investor would have an additional right to appoint an observer to attend all meetings of the Board. See also, "Certain Transactions:
Series B Agreement."

Board and Committee Meetings

         During the year ended December 31, 2002, the Board had four committees:

         -    Audit Committee

         -    Compensation Committee

         -    Finance Committee

         -    Option Committee

Two additional committees were established by the Board in February 2003:
Executive Committee and Nominating Committee.

         Audit Committee. The Audit Committee is composed of Messrs. Brett, Mooney and Schneider. All three members are considered by the Board to be independent directors of the Board, and Messrs. Schneider and Mooney are considered by the Board to be financial experts.

         Under Nasdaq Stock Market rules, to which the Company is subject, an independent director is an individual other than an officer or employee of a company or its subsidiaries or any other individual having a relationship which the company's board believes would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Management believes the Audit Committee is composed only of independent directors as previously identified.

         The term "financial expert" as used to describe certain members of the Audit Committee means a person who, through education and experience as a public accountant or auditor, or as a principal financial officer, controller or principal accounting officer, of a company that, at the time the person held that position, was required to file reports pursuant to Section 13(a) or 15(d) of the Exchange Act, or through experience in one or more positions that involve the performance of similar functions, has the following attributes:

         - Understanding of generally accepted accounting principles and financial statements

         - Experience applying such generally accepted accounting principles in connection with accounting for estimates, accruals, and reserves that are generally comparable to the estimates, accruals, and reserves, if any, used in the Company's financial statements

         - Experience with internal controls and procedures for financial reporting

         -    Understanding of audit committee functions

         The Audit Committee acts on behalf of the Board and oversees all material aspects of the Company's reporting, control and audit functions. Its role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on Company processes for management of business and financial risk and for compliance with significant applicable legal, ethical, and regulatory requirements. The committee's role also includes coordination with other Board committees and maintenance of strong, positive working relationships with management, external auditors, legal counsel and other committee advisors. This committee is responsible for making recommendations to the Board on conducting the annual audit of the Company and its subsidiaries, including the selection of an external auditor to conduct the annual audit and such other audits or accounting reviews of those entities as the committee deems necessary. The committee is also responsible for reviewing the plan or scope of an audit or review and the results of such audit or review and carrying out other duties as delegated in writing by the Board. The Audit Committee met one time during the year ended December 31, 2002.

         Executive Committee. The Executive Committee is composed of Messrs. Fischer, Duncan, Glasgow and Mooney. The committee was established to manage and operate the affairs of the Company between Board meetings, except to the extent shareholder authorization is required by law, the Articles or Bylaws. The Executive Committee has the power to perform or authorize any act that could be done or accomplished by majority action of all the directors of the Company, except as set forth in Section 5(b) of the Bylaws. Those exceptions are ones expressly reserved to the Board by state law. The Executive Committee did not meet during the period from its formation to the Record Date.

         Compensation Committee. The Compensation Committee is composed of the entire Board. This committee establishes compensation policies regarding executive officers and directors and makes recommendations to the Board regarding such compensation, including establishing an overall cap on executive compensation and setting performance standards for executive officer compensation. The Compensation Committee met two times during the year ended December 31, 2002.

         Finance Committee. The Finance Committee is composed of Messrs. Fisher, Glasgow, Reinstadtler and Lowber. It is responsible for reviewing Company finance matters from time to time and providing guidance to the Chief Financial Officer regarding these matters. The Finance Committee did not meet during the year ended December 31, 2002.

         Option Committee. The Option Committee is composed of Messrs. Brett, Fisher, Glasgow, Mooney, Reinstadtler and Schneider. This committee administers the Stock Option Plan and approves the grant of options pursuant to the plan. The Option Committee met three times during the year ended December 31, 2002.

         Nominating Committee. Issues relating to filling of vacancies on the Board and nominating persons for election to the Board in conjunction with shareholder meetings are addressed by the full Board sitting as the Nominating Committee. The Nominating Committee will consider nominees recommended by shareholders of the Company. To be considered, such recommendations must be submitted to the Company pursuant to the proceedings set forth elsewhere in the Proxy Statement. See, "Future Shareholder Proposals." The Board, sitting as the Nominating Committee, met one time during the year ended December 31, 2002.

         Board, Committee Attendance. The Board held five meetings during the year ended December 31, 2002. All incumbent directors, as disclosed in this Proxy Statement, attended 75% or more of the meetings of the Board and of committees of the Board for which they individually were seated as directors, with certain exceptions. Those exceptions are the following directors who only attended a percentage of the meetings for which they were seated as indicated:
Mr. Fisher (60%); and Mr. Schneider (40%).

Director Compensation

         Board members waived and did not, and are not to, receive director fees for the period from January through December 2002. During the period January 2003 through the Record Date, Board members did receive director fees. Effective in 2003, the director fees are set at $2000 per director per quarter pro rated based upon attendance at Board meetings during the quarter. However, directors who serve on the Audit Committee each receive an additional director fee of $2000 per director per quarter pro rated based upon attendance at committee meetings. Directors affiliated with the Company through a business interest do not receive any director fees. During the year ended December 31, 2002, the directors on the Board received no other direct compensation for serving on the Board and its committees. However, they were reimbursed for travel and out-of-pocket expenses incurred in connection with attendance at meetings of the Board and its committees.

Executive Compensation

         Summary Compensation. The following table sets forth certain information concerning the cash and non-cash compensation earned during fiscal years 2000, 2001 and 2002 by the Company's Chief Executive Officer and by each of the four other most highly compensated executive officers of the Company or its subsidiaries whose individual combined salary and bonus each exceeded $100,000 during the fiscal year ended December 31, 2002 (collectively, "Named Executive Officers").

                                             SUMMARY COMPENSATION TABLE
                                                                                       Long-Term Compensation
                                        Annual Compensation                                     Awards
                              -----------------------------------------     ------------------------------------------------
                                                                            Restricted
 Name and Principal                                        Other Annual       Stock             Securities        All Other
                                      Salary       Bonus   Compensation       Awards            Underlying      Compensation
 Position                     Year      ($)         ($)        ($)              ($)           Options/SARs(#)     ($) (1,2)
 --------                     ----    -------     -------  ------------       ------          ---------------   ------------
 Ronald A. Duncan             2002    295,000      99,750      -0-              -0-              450,000           21,338
   President and Chief        2001    295,000     105,000      -0-              -0-              250,000 (3)       18,790
   Executive Officer          2000    288,746      90,000      -0-              -0-                  -0-           20,562

 William C. Behnke            2002    225,000      62,641      -0-              -0-              250,000            1,651
   Senior Vice President-     2001    200,000      41,662      -0-              -0-                  -0-            5,106
   Strategic Initiatives      2000    192,708      31,490      -0-              -0-              100,000            1,416

 G. Wilson Hughes             2002    173,959      75,177      -0-              -0-              200,000          155,957
   Executive Vice President   2001    150,000     129,162      -0-              -0-                  -0-          128,226
   and General Manager        2000    125,006      76,863      -0-              -0-              250,000          117,893

 John M. Lowber               2002    220,090      75,177      -0-              -0-              200,000          116,245
   Senior Vice President,     2001    175,000      64,162      -0-              -0-                  -0-          103,087
   Chief Financial Officer    2000    167,084      40,490      -0-              -0-              250,000           94,888
   and Secretary/Treasurer

 Dana L. Tindall              2002    247,917      75,177      -0-              -0-              200,000           25,792
   Senior Vice President-     2001    200,000      54,162      -0-              -0-                  -0-           76,629
   Regulatory, Legal and      2000    187,668      21,363      -0-              -0-              100,000           24,102
   Governmental Affairs

-------------------
1 The amounts reflected in this column include accruals under deferred compensation agreements between the Company and the named individuals as follows: Mr. Hughes, $100,000 in 2000, $108,074 in 2001 and $132,932
         in 2002; and Mr. Lowber $67,925 in 2000, $73,775 in 2001, and $84,274
         in 2002. Mr. Hughes received a partial distribution of his deferred compensation account during 2002. The distribution included $132,932 which was credited to his account during 2002 plus an additional $10,961 which had been credited and included under the "All Other Compensation" column in 2001. Does not include bonus agreement granted to Mr. Hughes in 2002. See, within this section, "-Hughes Bonus Agreement."


2 The amounts reflected in this column also include matching contributions under the Stock Purchase Plan as follows: Mr. Duncan, $20,000, $17,500, and $12,948 in 2002, 2001, and 2000, respectively;
         Mr. Hughes, $20,000, $17,500, and $12,689 in 2002, 2001, and 2000,
         respectively; Mr. Lowber, $18,625, $15,000 and $12,857 in 2002, 2001
         and 2000, respectively; and Ms. Tindall, $20,000, $17,500 and $15,000, in 2002, 2001 and 2000, respectively. Amounts shown for Mr. Duncan include premiums of $138, $90 and $90 under a term life insurance policy paid in 2002, 2001 and 2000, respectively. Amounts shown for Mr. Behnke include premiums of $90, $60 and $216, under a term life insurance policy paid in 2002, 2001 and 2000, respectively. Amounts shown for Mr. Hughes include premiums of $1,825, $1,452 and $1,334, under life insurance policies paid in each of 2002, 2001 and 2000, respectively. Amounts for Mr. Lowber include premiums of $138, $1,073 and $899, under life insurance policies paid in each of 2002, 2001 and 2000, respectively. Amounts shown for Ms. Tindall include premiums of $60, $60 and $54, under a term life insurance policy paid in 2002, 2001 and 2000, respectively. Includes a waiver of accrued interest on January 1, 2003 on notes owed to the Company by Ms. Tindall and Mr. Lowber in the amounts of $1,419 and $12,007, respectively, accrued interest on January 1, 2002 of $7,869 and $12,039, respectively, and of interest on January 1, 2000 of $7,848 and $12,007, respectively. Includes $361 and $3,113 in 2002 for Mr. Behnke and Ms. Tindall, respectively, for the personal use of the Company's leased aircraft. Includes $6,324 and $2,670 in 2000 for Messrs. Duncan and Hughes, respectively, for the personal use of the Company's leased aircraft. Includes $3,846 of unused vacation time sold back to the Company by Mr. Behnke during 2001. Includes $50,000 of deferred compensation paid to Ms. Tindall during 2001. Amounts in this column further include $1,200 of credit applied to services purchased from the Company by each of the Named Executive Officers for each year for their participation in the Company's quality assurance program extended to employees, generally. Amounts in this column do not include the cash surrender value of a life insurance policy in the amount of $603,509 which was distributed to Mr. Lowber during 2002. The policy premiums were paid out of proceeds credited to Mr. Lowber's deferred compensation account during the years 1992 through 1999 and had been included under the "All Other Compensation" column during those years.

3        Options were granted to a company owned by Mr. Duncan.
-------------------

Option/SAR Grants

         The following table sets forth information on the individual grants of stock options (whether or not in tandem with stock appreciation rights
("SARs")), and freestanding SARs made during the Company's fiscal year ended
December 31, 2002 to its Named Executive Officers. There were no tandem SARs or freestanding SARs associated with the Company during this period.
                                       OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                           Potential Realizable
                                                                                         Value at Assumed Annual
                                                                                           Rates of Stock Price
                                                                                             Appreciation for
                                  Individual Grants                                             Option Term
----------------------------------------------------------------------------------     -----------------------------
                          Number of       % of Total
                          Securities     Options/SARs       Exercise
                          Underlying      Granted to          or
                         Option/SARs       Employees          Base
                         Granted (1)     in Fiscal Year     Price (2)    Expiration
Name                         (#)              (%)           ($/Share)       Date              5%($) (3)     10%($) (3)
----                    ------------     --------------    ----------    ----------           ---------     ----------
Ronald A. Duncan           450,000           22.56            7.25         2/08/12            2,121,404       5,310,467

William C. Behnke          250,000           12.53            7.25         2/08/12            1,178,558       2,950,260

G. Wilson Hughes           200,000           10.03            7.25         2/08/12              942,846       2,360,208

John M. Lowber             200,000           10.03            7.25         2/08/12              942,846       2,360,208

Dana L. Tindall            200,000           10.03            7.25         2/08/12              942,846       2,360,208

-------------------
1        Options in Class A common stock.

2 The exercise price of the options was equal to the market price of the Class A common stock at the time of grant.

3 The potential realizable dollar value of a grant is calculated as the product of (a) the difference between (i) the product of the per-share market price at the time of grant and the sum of 1 plus the adjusted stock price appreciation rate (the assumed rate of appreciation compounded annually over the term of the option or SAR) and (ii) the per-share exercise price of the option or SAR and (b) the number of securities underlying the grant at fiscal year end.
-------------------

Option Exercise and Fiscal Year-End Values

         The following table sets forth information concerning each exercise of stock options during the year ended December 31, 2002 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by each of them.

                                           AGGREGATED OPTION/SAR EXERCISES
                                       IN LAST FISCAL YEAR AND FISCAL YEAR END
                                                  OPTION/SAR VALUES

                                                         Number of Securities              Value of Unexercised
                                                        Underlying Unexercised           In-the-Money Options/SARs
                                                    Options/SARs at Fiscal Year-End         at Fiscal Year-End
                                                                (#)                               ($) (1)
                                                    -------------------------------     ----------------------------
                       Shares
                      Acquired
                         on
                      Exercise        Value
Name                    (#)         Realized($)      Exercisable     Unexercisable      Exercisable    Unexercisable
----                  --------      -----------      -----------     -------------      -----------    -------------
Ronald A. Duncan       300,000           -0-           250,000 (2)      150,000            52,500 (2)        -0-

William C. Behnke          -0-            --           195,425          310,000           162,671         12,600

G. Wilson Hughes       130,000       438,550            50,000          350,000            10,500         31,500

John M. Lowber          50,000        28,725           305,425          350,000           310,771         31,500

Dana L. Tindall            -0-            --           145,787          260,000            28,423         12,600

-------------------
1 Represents the difference between the fair market value of the securities underlying the options/SAR and the exercise price of the options/SAR based upon the last trading price on December 31, 2002.

2        Options owned by a company owned by Mr. Duncan.
-------------------

Non-Qualified, Unfunded Deferred Compensation Plan

         In February 1995, the Company established a non-qualified, unfunded, deferred compensation plan to provide a means by which certain employees of the Company may elect to defer receipt of designated percentages or amounts of their compensation and to provide a means for certain other deferrals of compensation. Employees eligible to participate in the plan are determined by the Board. The Company may, at its discretion, contribute matching deferrals in amounts selected by the Company.

         Participants immediately vest in all elective deferrals and all income and gain attributable to that participation. Matching contributions and all income and gain attributable to them vest on a case-by-case basis as determined by the Company. Participants may elect to be paid in either a single lump-sum payment or annual installments over a period not to exceed ten years. Vested balances are payable upon termination of employment, unforeseen emergencies, death or total disability and change of control or insolvency of the Company. Participants are general unsecured creditors of the Company with respect to deferred compensation benefits of the plan.

         During the year ended December 31, 2002 and up through the Record Date, none of the Named Executive Officers had participated in this plan.

         Except as disclosed in this Proxy Statement, as of December 31, 2002 and the Record Date, there were no compensatory plans or arrangements, including payments to be received from the Company, with respect to the Named Executive Officers for the year ended December 31, 2002. This statement is limited to situations where such a plan or arrangement resulted in or will result from the resignation, retirement, or any other termination of a Named Executive Officer's employment with the Company or its subsidiaries or from a change of control of the Company or a change in that officer's responsibilities following a change in control and where the amount involved, including all periodic payments or installments, exceeded $100,000.

Long-Term Incentive Plan Awards

         The Company had no long-term incentive plan in operation during the year ended December 31, 2002.

Performance Based EBITDA Incentive Compensation Plan

         The Company has adopted a Performance Based EBITDA Incentive Compensation Plan ("Incentive Compensation Plan") to encourage increasing EBITDA, i.e., earnings before income taxes, depreciation and amortization (as defined in the plan), of its Alaska operations to a specified target by December 31, 2006. Participants are granted units which are valued in terms of a share of Company Class A common stock. If the target EBITDA is achieved on or before December 31, 2006, the awards vest. In this instance, each participant will be entitled to receive, for each unit, the market value of a share of Company Class A common stock on the date that such payment is made. Under the Incentive Compensation Plan, 40% of the payment will be made in cash. The remaining 60% may, at the Company's option, be paid either in cash or in restricted Company Class A common stock. However, if stock is to be issued in payment to participants, the Company is required to obtain shareholder approval of the Incentive Compensation Plan prior to any such payment. Participants must be employed by the Company on the date of payment in order to receive any compensation pursuant to the plan. The EBITDA target will be adjusted for any material acquisitions within the Alaska market. The award may be paid out earlier if the Company is sold prior to the earlier of December 31, 2006 or achievement of the EBITDA target.

         Units with respect to approximately 579,669 shares of Company Class A common stock will be granted pursuant to the Incentive Compensation Plan. Specified individuals of three groups of employees are eligible to participate in the plan. They are the chief executive officer of the Company and the general managers and senior officers of the Company and its subsidiaries. Any payments to the general manager group pursuant to the plan are included in EBITDA for purposes of determining whether the EBITDA target for the senior officer group has been met. One-half of the vested amount is valued and paid on the last day of the first quarter of the year following vesting, with the balance paid one year later.

         The provisions of the Incentive Compensation Plan pertaining to the chief executive officer are the same as for the other two groups, except any payments to the general manager and senior officer groups under the plan are included in EBITDA for purposes of determining whether the EBITDA target for the chief executive officer has been met. One-half of the total amount earned will be valued and paid on the last day of the first quarter of the year following achievement of the target EBITDA goal. The remaining one-half will be paid as deferred compensation. This amount will vest one-half on each of the first and second anniversaries of the initial award. However, the chief executive officer must be employed by the Company on such dates for vesting to be effective. No amounts were charged to expense during 2002 under the Incentive Compensation Plan.

Stock Purchase Plan

         In December 1986, the Company adopted a Qualified Employee Stock Purchase Plan which has been subsequently amended from time to time ("Stock Purchase Plan"). The plan is qualified under Section 401 of the Internal Revenue Code. All employees of the Company, who have completed at least one year of service, are eligible to participate in the plan. Eligible employees may elect to reduce their taxable compensation in any even dollar amount up to 12% of such compensation for employees earning more than $90,000 per year and up to 50% of such compensation, both up to a maximum per employee of $12,000 for 2003. Employees may contribute up to an additional 10% of their compensation with after-tax dollars. Starting in calendar year 2002, participants over the age of fifty may make additional elective contributions to their accounts in the plan pursuant to a schedule set forth in the Internal Revenue Code.

         Subject to certain limitations, the Company may make matching contributions of common stock for the benefit of employees. Such a contribution will vest in increments over the first six years of employment. Thereafter, they are fully vested when made. No more than 10% of any one employee's compensation will be matched in any year. Except for additional elective contributions made by participants over age 50, the combination of salary reductions, after-tax contributions and Company matching contributions for any employee cannot exceed the lesser of $40,000 or 25% of such employees' compensation (determined after salary reduction) for any year.

         Under the terms of the Stock Purchase Plan, participating eligible employees may direct their contributions to be invested in common stock of the Company, AT&T

Corp., AT&T Wireless Services, Inc., and Comcast Corporation, and shares of various identified mutual funds.

         Employee contributions invested in Company common stock are eligible to receive up to 100% Company matching contributions in common stock as determined by the Company each year. Employee contributions that are directed into investments other than Company common stock are eligible to receive Company matching contributions of up to 50%, as determined by the Company each year, for the purchase by or otherwise issuance to the Plan of additional shares of common stock of the Company. All contributions are invested in the name of the plan for the benefit of the respective participants in the plan. For contributions made after December 31, 2002, the participants do not have disposition power with respect to the Company shares allocated to their accounts. The shares are voted by the individual participants of the plan.

         The Stock Purchase Plan is administered through a plan administrator (currently Alfred J. Walker), and the plan's committee is appointed by the Board. The assets of the plan are invested from time to time by the trustee at the direction of the plan's committee, except that participants have the right to direct the investment of their contributions to the Stock Purchase Plan (although an election to invest in Company common stock after December 31, 2002 is generally irrevocable). The plan administrator and members of the plan's committee are all employees of the Company or its subsidiaries. The plan's committee has broad administrative discretion under the terms of the plan.

         As of the Record Date, there remained 3,719,424 shares of Class A and 464,041 shares of Class B common stock allocated to the plan and available for issuance by the Company or otherwise acquisition by the plan for the benefit of participants in the plan.

Stock Option Plan

         In December 1986, the Company adopted a stock option plan which has been amended from time to time and presently is the Company's Amended and Restated 1986 Stock Option Plan ("Stock Option Plan").

         Under the Stock Option Plan, the Company is authorized to grant non-qualified options to purchase shares of Class A common stock to selected officers, directors and other employees of, and consultants or advisors to, the Company and its subsidiaries. The number of shares of Class A common stock allocated to the Stock Option Plan was increased by 2 million shares to 10.7 million shares at the Company's 2002 annual meeting. The number of shares for which options may be granted is subject to adjustment upon the occurrence of stock dividends, stock splits, mergers, consolidations and certain other changes in corporate structure or capitalization.

         As of the Record Date, 6,821,366 shares were subject to outstanding options under the Stock Option Plan, 3,537,777 shares had been issued upon the exercise of options under the plan and 340,857 shares remained available for additional grants under the plan.

         As of the Record Date, the Stock Option Plan was administered by the Option Committee composed of six members of the Board. The members of that committee are identified elsewhere in this Proxy Statement. See, "Management of
Company: Board and Committee Meetings." The Option Committee was established by the Board in July 1997. Prior to that date, the entire Board administered the plan.

         The Option Committee selects optionees and determines the terms of each option, including the number of shares covered by each option, the exercise price and the option exercise period which, under the Stock Option Plan, may be up to ten years from the date of grant. Options granted that have not become exercisable terminate upon the termination of the employment or directorship of the optionholder. Exercisable options terminate from one month to one year after such termination, depending on the cause of such termination. If an option expires or terminates, the shares subject to such option become available for additional grants under the Stock Option Plan.

Equity Compensation Plan Information

         The Stock Option Plan was initially approved by the Company's shareholders in 1986. The Company does not have any equity compensation plans other than the Stock Option Plan approved by its shareholders, with the exception of one-time grants of warrants or options made by the Board from time to time in exchange for services.

         The following table sets forth information regarding the number of shares of Company common stock that may be issued pursuant to the Company's equity compensation plans or arrangements as of December 31, 2002. The recipients of these grants are selected officers, directors and employees of, and consultants or advisors to, the Company and its subsidiaries in exchange for consideration in the form of goods or services (as described in Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation).

                                   EQUITY COMPENSATION PLAN INFORMATION
                                         AS OF DECEMBER 31, 2002
                                                                                           Number of Securities
                                                                                          Remaining Available for
                               Number of Securities To Be   Weighted-Average Exercise      Future Issuance under
                                 Issued Upon Exercise of       Price of Outstanding      Equity Compensation Plans
                                  Outstanding Options,        Options, Warrants and        (excluding securities
         Plan Category           Warrants and Rights (a)            Rights (b)           reflected in column (a))(c)
         --------------          -----------------------    -------------------------    ---------------------------
  Equity compensation plans
    approved by security
         holders (1)                    6,821,366                      $6.33                       340,857

  Equity compensation plans
  not approved by security
         holders (2)                      291,667                      $6.00                           -0-

           Total:                       7,113,033                      - - -                       340,857

-------------------
1        Stock Option Plan.

2 Messrs. Duncan, Hughes, Behnke, and Dowling and two other Company employees have accumulated deferred compensation account balances that have been denominated in shares of Company Class A common stock. The Company has acquired shares of its Class A common stock in the open market or in private transactions over the years to fund the ultimate payment of the deferred amounts. A total of 338,254 shares, of which all but 34,302 shares have vested, are owned in the Company's name and are being held in treasury pending distribution.
-------------------

Hughes Bonus Agreement

         In consideration for agreeing to continue his employment until December 31, 2004, the Company in December 2002 granted Mr. Hughes the right to use certain Company-owned real estate for two weeks each year from January 1, 2005 to December 31, 2034. Mr. Hughes may elect at any time to receive a cash bonus in lieu of the foregoing equal to $275,000 plus interest accrued at the rate of 3% per annum for the period between January 1, 2002 and the date on which the option to elect such cash payment is exercised. The bonus vests on December 31, 2004, provided Mr. Hughes has continued full-time employment with the Company until that date or should he die, become disabled or terminate his employment for health reasons prior to that date. Should the Company intend to convey such real estate to a third party, Mr. Hughes would have the right to acquire certain property adjoining that real estate or, unless he should exercise the cash option previously described, be paid an amount equal to $275,000 plus accrued interest at the rate of 3% per annum for the period from January 1, 2002 to the date on which that option is exercised.

Report on Repricing of Options/SARs

         During the year ended December 31, 2002, the Company did not adjust or amend the exercise price of stock options or SARs previously awarded to any of the Named Executive Officers, whether through amendment, cancellation or replacement grants, or any other means.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee is composed of the entire Board, i.e., Messrs. Brett, Duncan, Fisher, Glasgow, Mooney, Reinstadtler, and Schneider, and the relationships of them to the Company are described elsewhere in this Proxy Statement. See, "Management of Company: Directors and Executive Officers"; "Ownership of Company"; and "Certain Transactions." During the year ended December 31, 2002, Mr. Duncan (a Named Executive Officer) participated in deliberations of the Compensation Committee concerning executive officer compensation other than deliberations concerning his own compensation.

Compensation Committee Report on Executive Compensation

         The duties of the Compensation Committee are as follows:

         - Prepare, on an annual basis for the review of and action by the Board, a statement of policies, goals, and plans for executive officer and Board member compensation, if any--

              - Statement is specifically to address expected performance and compensation of and the criteria on which compensation is based for the chief executive officer and such other executive officers of the Company as the Board may designate for this purpose

         - Monitor the effect of ongoing events on and the effectiveness of existing compensation policies, goals, and plans --

              - Events specifically include but are not limited to the status of the premise that all pay systems correlate with the compensation goals and policies of the Company

              -    Report from time to time, its findings to the Board

         - Monitor compensation-related publicity and public and private sector developments on executive compensation

         - Familiarize itself with, and monitor the tax, accounting, corporate, and securities law ramifications of, the compensation policies of the Company, including but not limited to--

              - Comprehending a senior executive officer's total compensation package

              - Comprehending the package's total cost to the Company and its total value to the recipient

              - Paying close attention to salary, bonuses, individual insurance and health benefits, perquisites, loans made or guaranteed by the Company, special benefits to specific executive officers, individual pensions, and other retirement benefits

         - Establish the overall cap on executive compensation and the measure of performance for executive officers, either by predetermined measurement or by a subjective evaluation

         - Strive to make the compensation plans of the Company simple, fair, and structured so as to maximize shareholder value

         For the year ended December 31, 2002, the duties of the Compensation Committee in the area of executive compensation specifically included addressing the reasonableness of compensation paid to executive officers. In doing so, the committee took into account how compensation compared to compensation paid by competing companies as well as the Company's performance and available resources.

         The compensation policy of the Company as established by the Compensation Committee is that a portion of the annual compensation of senior executive officers relates to and is contingent upon the performance of the Company. In addition, executive officers participating in deferred compensation agreements established by the Company are, under those agreements, unsecured creditors of the Company.

         In February 2002, the Compensation Committee, using as a guide the Incentive Compensation Plan, established compensation levels for 2002 for all senior corporate officers, including the Named Executive Officers. Also at that time the Compensation Committee established structured annual incentive bonus agreements with Mr. Duncan and with each of several of its senior and other executive officers, including Messrs. Behnke, Hughes and Lowber, and Ms. Tindall. The agreements included the premise that the Company's performance, or that of a division or subsidiary, as the case may be, for purposes of compensation would be measured by the Compensation Committee against goals established at that time and were reviewed and approved by the Board. The goals included targets for revenues and cash flow standards for the Company or the relevant division or subsidiary. Targeted objectives were set and measured from time to time by the Compensation Committee. Other business achievements of the Company obtained through the efforts of an executive officer were also taken into consideration in the evaluation of performance. Performances were evaluated and bonuses were issued as described elsewhere in this section. See, within this section, "- Executive Compensation."

         During the year ended December 31, 2002 the Compensation Committee monitored and provided direction for the Stock Purchase Plan and Stock Option Plan. In addition, the Compensation Committee reviewed compensation levels of members of management, evaluated the performance of management, and considered management succession and related matters. The Compensation Committee reviewed in detail all aspects of compensation for the Named Executive Officers and other executive officers of the Company and its subsidiaries.

         The practice of the Compensation Committee in future years will likely be to continue to review directly the compensation and performance of Mr. Duncan as chief executive officer and to review recommendations by Mr. Duncan for the compensation of other senior executive officers.

Audit Committee Report

         The Audit Committee has reviewed and discussed with management the Company's audited financial statements for the year ended December 31, 2002. In addition, the committee has discussed with KPMG LLP, the Company's independent auditors for that year, the matters required to be discussed by Statement of Accounting Standard 61. Those matters consisted of the auditors discussing with the committee the auditors' judgment about the quality, not just acceptability, of the Company's financial reporting.

         The committee has received a letter dated February 26, 2003 from KPMG LLP, as required by Independence Standards Board Standard No. 1, and discussed with those auditors their independence from the Company. The letter addressed all relationships with the Company that could affect the auditors' independence and stated that, for the period from January 1, 2002 through January 17, 2003, KPMG LLP considered itself as independent accountants with respect to the Company. The Audit Committee has concluded that the services provided by KPMG LLP, other than for the audit of the Company's annual financial statement for the year ended December 31, 2002 and reviews of financial statements included in the Company's Forms 10-Q for that year, are compatible with maintaining KPMG LLP's independence regarding the Company.

         Based upon these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements for the year ended December 31, 2002 should be included in the Company's Annual Report on Form 10-K.

         All of the members of the Audit Committee are independent directors as defined under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards. That is, each member of the committee is an individual who is not an officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out responsibilities of a director.

         The foregoing report of the Audit Committee was approved, as of the Record Date, by all members of the committee, identified as follows: Messrs. Schneider (Chair), Brett and Mooney.

         In May 2000, the Board adopted an Audit Committee Charter which sets forth parameters for the operation of the Audit Committee. These parameters include the role of the Audit Committee, and its membership prerequisites, operating principles, meeting frequency requirements, shareholder report requirements, relationship with external auditors, primary responsibilities, and other matters relating to it. As of the Record Date, the charter remained unchanged since its adoption by the Board in 2000.

Performance Graph

         The following graph includes a line graph comparing the yearly percentage change in the Company's cumulative total shareholder return on its Class A common stock during the five-year period from December 31, 1997 through December 31, 2002. This return is measured by dividing (1) the sum of (a) the cumulative amount of dividends for the measurement period (assuming dividend reinvestment, if any) and (b) the difference between the Company's share price at the end and the beginning of the measurement period, by (2) the share price at the beginning of that measurement period. This line graph is compared in the following graph with two other line graphs during that five-year period, i.e., a market index and a peer index.

         The market index is the Center for Research in Securities Price Index for the Nasdaq Stock Market for United States companies. It presents cumulative total returns for a broad based equity market assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The peer index is the Center for Research in Securities Price Index for Nasdaq Telecommunications Stock. It presents cumulative total returns for the equity market in the telecommunications industry segment assuming reinvestment of dividends and is based upon companies whose equity securities are traded on the Nasdaq Stock Market. The line graphs represent monthly index levels derived from compounding daily returns.

         In constructing each of the line graphs in the following graph, the closing price at the beginning point of the five-year measurement period has been converted into a fixed investment, stated in dollars, in the Company's Class A common stock (or in the stock represented by a given index, in the cases of the two comparison indexes), with cumulative returns for each subsequent fiscal year measured as a change from that investment. Data for each succeeding fiscal year during the five-year measurement period are plotted with points showing the cumulative total return as of that point. The value of a shareholder's investment as of each point plotted on a given line graph is the number of shares held at that point multiplied by the then prevailing share price.

         The Company's Class B common stock is traded over-the-counter on a more limited basis. Therefore, comparisons similar to those previously described for the Class A common stock are not directly available. However, the performance of Class B common stock may be analogized to that of the Class A common stock in that the

Class B common stock is readily convertible into Class A common stock by request to the Company.

                    Comparison of Five-Year Cumulative Return
                Performance Graph for General Communication, Inc.













            COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS PERFORMANCE GRAPH FOR GENERAL
                           COMMUNICATION, INC., NASDAQ STOCK MARKET INDEX FOR
                 UNITED STATES COMPANIES, AND NASDAQ TELECOMMUNICATIONS STOCK (1,2,3,4)

--------------------------------------------------------------------------------------------------------------------

                                                          Nasdaq Stock Market                   Nasdaq
     Measurement Period                                      Index for U.S.               Telecommunications
   (Fiscal Year Covered)            Company ($)              Companies ($)                    Stock ($)
----------------------------- ------------------------ --------------------------- ---------------------------------
        FYE 12/31/97                  100.0                      100.0                          100.0

        FYE 12/31/98                   61.3                      141.0                          165.0

        FYE 12/31/99                   66.0                      261.5                          295.0

        FYE 12/31/00                  105.7                      157.4                          125.7

        FYE 12/31/01                  128.8                      124.9                           84.2

        FYE 12/31/02                  101.3                       86.3                           38.8

-------------------
1 The lines represent monthly index levels derived from compounded daily returns that include all dividends.

2 The indexes are reweighted daily, using the market capitalization on the previous trading day.

3 If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.

4        The index level for all series was set to $100.00 on 12/31/97.

-------------------

Legal Proceedings

         As of the Record Date, the Board was unaware of any legal proceedings which may have occurred during the past five years in which any director, director nominee or executive officer of the Company was a party adverse to the Company or any legal proceeding which would be material to an evaluation of the ability or integrity of any director or executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

         During the year ended December 31, 2002, there were failures to file with the Securities and Exchange Commission Forms 3 (Initial Statement of Beneficial Ownership of Securities) and 4 (Change in Beneficial Ownership Report) on a timely basis as required under Section 16(a) of the Exchange Act. That is, the Company filed a Form 4 on behalf of Mr. Duncan on March 18, 2002 which should have been filed on or before March 10, 2002 and a Form 4 on behalf of Mr. A.J. Walker, Chief Accounting Officer for the Company on July 12, 2002 which should have been filed on or before June 10, 2002. In addition, a Form 3 filed by Mr. Reinstadler should have been filed within ten days of his appointment to the Board on December 5, 2002, and it was not filed until March 11, 2003.

                              CERTAIN TRANSACTIONS

Series B Agreement

         On April 30, 1999, the Company issued and sold the Series B preferred stock for $20 million, i.e., a total of 20,000 convertible, redeemable, accreting shares of its preferred stock. Prior to that issuance, the Board, by resolution, approved the Statement of Stock Designation for the issuance of Series B preferred stock and a Series B preferred stock agreement in anticipation of the issuance and sale of the stock (that designation and agreement are referred to collectively as, "Series B Agreement").

         As of the Record Date, Toronto-Dominion was the sole remaining holder of Series B preferred stock. In April 2002 the Company and Toronto-Dominion agreed to several amendments to, or waiver of rights in, the Series B Agreement. These changes are noted in the following description of the Series B Agreement ("Amended Series B Agreement"). The Amended Series B Agreement expressly provides that, except for the amendments set forth in that amendment, the Series B Agreement remains unchanged and in full force and effect.

         The Series B Agreement includes specific rights of holders of the Series B preferred stock, including dividend rights, liquidation rights, redemption rights, voting rights, and conversion rights. It also sets forth the terms of the sale of the stock and representations and warranties of the parties, and includes other rights of the holders of the stock, including registration rights granted to the investors.

         The Series B Agreement provides that the shares of Series B preferred stock must be ranked senior to all other classes of equity securities of the Company. Under that agreement, as amended, the holders of the Series B preferred stock will receive dividends at the rate of 8.5% of a liquidation preference payable semiannually, in cash, or, prior to May 1, 2003, in additional fully-paid shares of Series B preferred stock. The Series B Agreement also includes that, should the Company be permitted to issue equity redeemable at the option of the holder, the parties to the agreement would agree to enter into appropriate amendments to the offering to permit the holders to demand redemption at any time after the fourth anniversary of the issuance of the Series B preferred stock. The liquidation preference specified in the Series B Agreement is $1,000 per share, plus accrued but unpaid dividends and fees. In 2000, the Alaska legislature enacted revisions to the Alaska Corporations Code to allow an Alaska corporation, e.g., the Company, to issue such redeemable equity. As of the Record Date, the Series B Agreement had not been amended to include these redemption provisions.

         The Series B Agreement provides for mandatory redemption twelve years from the date of closing on the sale of stock or upon the occurrence of certain "triggering events." These events include an acceleration of certain obligations of the Company or its subsidiaries having an outstanding balance in excess of $5 million, a change in control of the Company, commencement of bankruptcy or insolvency proceedings against the Company, a breach of the limitations on certain Company long term debt set forth in the offering, a liquidation or dissolution of the Company, or a merger, consolidation or sale of all or substantially all of the assets of the Company which would significantly and adversely affect the rights and preferences of the outstanding Series B preferred stock. The terms also include redemption of those shares at the option of the Company any time after the fourth anniversary of the closing. The redemption price is the amount paid plus accrued and unpaid dividends. The Amended Series B Agreement provides that the Company is not obligated to provide notice to the holders of Series B preferred stock upon the occurrence of a triggering event which results from a change of control caused by any change in ownership of the Company resulting in WorldCom owning voting stock of the Company with less than 18% but at least 15% of the total combined voting power of the Company.

         The Series B Agreement provides that the Series B preferred stock is convertible at any time into shares of Company Class A common stock with a conversion price of $5.55 per share. The terms include, in the event the Company is unable or unwilling to redeem the Series B preferred stock subject to the terms of the mandatory redemption, the investors will have the option to convert their Series B preferred stock into Company Class A common stock. The terms further include that the shares of Series B preferred stock are exchangeable, in whole but not in part, at the Company's option into subordinated debt with terms and conditions comparable to those governing the Series B preferred stock.

         The Series B Agreement provides that holders of the Series B preferred stock will have the right to vote on all matters presented for vote to holders of common stock on an as-converted basis. Additionally, the agreement requires, as long as shares of Series B preferred stock are outstanding and unconverted, that its holders have the right to vote, as a class, and the Company must obtain the written consent of holders of a majority (at least 80% for the first three items) of that stock to take any of the following actions:

         - Amend the Articles or amend or repeal the Bylaws in a way which significantly and adversely affects the rights or preferences of holders of the outstanding Series B preferred stock

         - Issue additional shares of Company preferred stock except as may be required under the terms and conditions of the issuance of the Series B preferred stock

         - Merge or consolidate the Company with another entity or sell all or substantially all of its assets, in any case where the terms of that action would significantly and adversely affect the rights, privileges, and preferences of the Series B preferred stock

         -    Liquidate or dissolve the Company

         - Declare or pay any dividends on capital stock of the Company, other than to the holders of the Series B preferred stock, or set aside any sum for any such purpose

         - Purchase, redeem or otherwise acquire for value, or pay into or set aside as a sinking fund for such purpose, any capital stock of the Company, other than the Series B preferred stock, or any warrant, option or right to purchase any such capital stock, other than that Series B preferred stock

         - Take any action which would result in taxation of the holders of the Series B preferred stock under Section 305 of the Internal Revenue Code

         Of these seven specific actions, the Alaska Corporations Code, generally, requires shareholder approval of actions one (article amendment), three (merger and other reorganization), and four (dissolution). The Alaska Corporations Code requires an affirmative vote by at least a simple majority of the outstanding shares to approve an amendment to corporate articles. The code further provides that holders of outstanding shares of a class may vote as a class on such proposed amendment where the amendment addresses certain specific changes, including changes to the designations, preferences, limitations or relative rights of the shares of the class or changes which increase the rights and preference of a class having rights and preferences prior or superior to the shares of the class. In this instance at least a simple majority of the outstanding shares, by class, would be required to approve the article amendment.

         The Alaska Corporations Code further requires an affirmative vote by at least two-thirds of the outstanding shares per class (and by at least two-thirds of the outstanding shares per class, if a class of shares is entitled to vote) to approve a merger, consolidation, sale of assets not in the regular course of business, or dissolution of a corporation. The code allows a corporation to specify in its articles of incorporation that its board shall have the exclusive right to adopt, alter, amend or repeal its bylaws. The Articles provide that the Board has that exclusive right with respect to the Bylaws. The other four specific actions, i.e., two (issuance of additional shares), five (declaration of dividends), six (purchase of capital stock), and seven (action adverse to taxation position regarding the Series B preferred stock), typically do not require shareholder approval. That is, under the present Articles, these four actions, normally, are matters upon which the Board has authority to act.

         At the 2000 annual meeting, the shareholders of the Company approved an amendment to the Articles, allowing the Company to enter into agreements for the sale of preferred stock with no restriction on voting rights by class. These amendments to the Articles were subsequently filed with the State of Alaska and became effective July 31, 2000. With this change, the Company could call in and reissue the Series B preferred stock to eliminate from the triggering events a reorganization of the Company. As of the Record Date, the Company had not yet negotiated such terms with the present holders of Series B preferred stock.

         The holders of Series B preferred stock have other rights with respect to membership on the Board or observing status at Board meetings as described elsewhere in this Proxy Statement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination To or Observer Status Regarding the Board."

         The Series B Agreement provides that the holders of the Series B preferred stock will have a right of first refusal to acquire up to a total of $5 million in the next private financing that the Company might choose to initiate.

         The Series B preferred stock is convertible at any time into Class A common stock of the Company with registration rights. See "Certain Transactions:
Registration Rights Agreements."




WorldCom Agreements

         As of the Record Date, the Company continued to have a significant business relationship with WorldCom, including the following:

         - Under the WorldCom Traffic Carriage Agreement, the Company agreed to terminate all Alaska-bound WorldCom long distance traffic, to handle its toll-free 800 traffic originating in Alaska and terminating in the lower 49 states, its calling card customers when they are in Alaska, and its Alaska toll-free 800 traffic, and to provide data circuits to WorldCom as required

         - Under a separate Company Traffic Carriage Agreement, WorldCom agreed to terminate all of the Company's long-distance traffic terminating in the lower 49 states, excluding Washington, Oregon and Hawaii, to originate calls for the Company's calling card customers when they are in the lower 49 states, to provide toll-free 800 service for the Company's customer requirements outside of Alaska, and to provide certain internet access services

         - In June, 2001 the Company acquired WorldCom's 85% interest in GCI Fiber Communication Co., Inc., f/k/a Kanas Telecom, Inc., an Alaska corporation (see below), a company that owns and operates an 800-mile fiber optic cable system constructed along the trans-Alaska oil pipeline corridor extending from Prudhoe Bay to Valdez, Alaska, and in exchange for that interest the Company issued 10,000 shares of its Series C preferred stock to WorldCom (directly or to its subsidiaries)

         - An officer or an employee of WorldCom (Mr. Mooney) serves as a director of the Company. See, "Management of Company: Directors and Executive Officers."

         - In June 2000 the Company granted stock options to certain of its directors or the company for which each may have been employed (options to Mr. Mooney were made to WorldCom Ventures, Inc., a wholly-owned indirect subsidiary of WorldCom). See, "Management of
              Company: Director Compensation."

         - The Company is a party to registration rights agreements with Network Services and WorldCom regarding Company Class A and Class B common stock and Series C preferred stock. See, "Certain
              Transactions: Registration Rights Agreements."

         On July 21, 2002 WorldCom and substantially all of its active U.S. subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. Chapter 11 allows a company to continue operating in the ordinary course of business in order to maximize recovery for the company's creditors and shareholders. The filings have enabled WorldCom to continue to conduct business while it develops a reorganization plan. Payments by WorldCom to the Company under the above referenced agreements are subject to these bankruptcy proceedings. The Company has established a bad debt reserve for uncollected balances due from WorldCom as of July 21, 2002 as further discussed in the Annual Report. As of the Record Date, WorldCom was current on payments under those agreements subsequent to that date. However, no assurance can be given that such payments will be made timely, if at all, in the future.

         The stock issued by the Company in the Kanas Telecom transaction is convertible, redeemable accreting Series C preferred stock valued at $10 million. The Series C preferred stock is convertible at $12 per share into Company Class A common stock, is non-voting and pays a 6% per annum quarterly cash dividend. Each share of the Series C preferred stock is convertible into a number of shares of Class A common stock equal to the liquidation preference divided by the conversion price. The Company may redeem the Series C preferred stock at any time in whole but not in part. Redemption is required at any time after the fourth anniversary date at the option of holders of 80% of the outstanding shares of the Series C preferred stock. The redemption price is $1,000 per share plus the amount of all accrued and unpaid dividends, whether earned or declared, through the redemption date. In the event of a liquidation of the Company, the holders of Series C preferred stock are entitled to be paid an amount equal to the redemption price before any distribution or payment is made upon the Company's common stock or shares of preferred stock issued subsequent to the issuance of the Series C preferred stock which by the terms of its issuance is junior to the Series C preferred stock. The Company's Series B preferred stock is senior to the Series C preferred stock. As of the Record Date, the redemption amount for the Series C preferred stock was $1,001.64

         Revenues attributed to the WorldCom Traffic Carriage Agreement in 2002 were approximately $73.6 million, or approximately 20% of total revenues. Payments by the Company to WorldCom under the Company Traffic Carriage Agreement in 2002 were approximately $6.4 million, or approximately 5.2% of total cost of sales and services. The WorldCom Traffic Carriage Agreement provides for a term to March 2006, subject to its reaffirmation during the bankruptcy proceedings.

Duncan Leases

         The Company entered into a long-term capital lease agreement ("Duncan Lease") in 1991 with a partnership in which Mr. Duncan, the President and Chief Executive Officer and a director of the Company, held a 50% ownership interest. Mr. Duncan sold his interest in the partnership in 1992 to Dani Bowman, who later became Mr. Duncan's spouse. However, Mr. Duncan remains a guarantor on the note which was used to finance the acquisition of the property subject to the Duncan Lease. That property consists of a building presently occupied by the Company. The original Duncan Lease term was 15 years with monthly payments of $14,400, increasing in $800 increments at each two-year anniversary of the lease, beginning in 1993.

         As of the Record Date, the monthly payments were $18,400 plus $1,600 as described below. The Duncan Lease provided that if the property was not sold prior to the end of the tenth year of the lease, the partnership would pay to the Company the greater of one-half of the appreciated value of the property over $1,035,000, or $500,000. The Company received payment of $500,000 in the form of a note in February 2002. The property subject to the Duncan Lease was capitalized in 1991 at the partnership's cost of $900,000, and the Duncan Lease obligation was recorded in the consolidated financial statements of the Company. See, "Annual Report."

         On September 11, 1997, the Company purchased, for $150,000, a parcel of property adjoining the property subject to the Duncan Lease. The parcel was purchased to provide space for additional parking facilities for the Company's use of the adjoining property under the Duncan Lease. A portion of the parcel, valued at $87,900, was simultaneously deeded to Dani Bowman in order to accommodate the platting requirements of the Municipality of Anchorage necessary to allow use of the parcel for parking facilities. In June 1999, the Company agreed, in exchange for a payment of $135,000, to extend the lease term for an additional five-year term expiring September 30, 2011 at a rental rate of $20,000 per month and to incorporate the adjoining property into the lease agreement. The lease was further amended in February 2002 to provide for additional monthly rents of $1,600 per month beginning on October 1, 2001 and through the end of the lease term.

         In January 2001 the Company entered into an aircraft operating lease agreement with a company owned by Mr. Duncan. The lease agreement is month-to-month and may be terminated at any time upon 120 days written notice. Upon executing the lease agreement, the lessor was granted an option to purchase 250,000 shares of Company Class A common stock at $6.50 per share, all of which were fully exercisable as of the Record Date. The Company paid a deposit of $1.5 million to the lessor in connection with the lease agreement. The deposit will be repaid to the Company upon the earlier of 6 months after the lease terminates or 9 months after the date of a termination notice as provided in the lease agreement. Effective in January 2002 the lease payment was increased to $50,000 per month and the lessor agreed to repay the deposit upon termination of the lease. The Company agreed to allow the lessor, at its option, to repay the deposit with Company common stock, assuming such repayment did not violate any covenants in the Company's preferred stock agreements or credit facilities.



Indebtedness of Management

         Under the federal Sarbanes-Oxley Act of 2002 which became law on July 30, 2002, public companies, e.g., the Company, cannot extend, maintain or arrange credit to, for, or on behalf of its executive officers and directors. Loans made before July 29, 2002 are grandfathered, i.e., allowed to remain effective. However, material modifications of grandfathered loans are prohibited. The several existing loans to the

Named Executive Officers are subject to these provisions of the act and must be paid off in accordance with their terms.

         A significant portion of the compensation paid to executive officers of the Company is in the form of stock options. Because insider sales of capital stock of the Company upon exercise of such options might have a negative impact on the price of the Company's common stock, the Board had encouraged executive officers of the Company not to exercise stock options and sell the underlying stock to meet personal financial requirements. The Company had instead extended loans to such executive officers. As of the Record Date, total indebtedness of management was $10,205,916 (including accrued interest of $1,218,189), $1,584,983 in principal amount of which was secured by shares or options, $150,000 of which was otherwise secured by collateral of the borrowers, and $7,252,744 of which was unsecured.

         The largest aggregate principal amount of indebtedness owed since January 1, 2002 through the Record Date, and the amount of principal and accrued interest that remained outstanding as of the Record Date were as follows.

                                            Largest
                                           Aggregate             Principal Amount       Interest Amount
                                        Principal Amount        Outstanding as of      Outstanding as of
           Name                           Outstanding ($)        Record Date ($)        Record Date ($)
           ----                         ---------------          ---------------        ---------------
           Ronald A. Duncan                 4,922,500               4,922,500               547,790

           G. Wilson Hughes                 1,486,763               1,486,763               102,555

           William C. Behnke                  933,426                 933,426               155,204

           Richard P. Dowling               1,275,981               1,275,981               357,792

           John M. Lowber                     369,058                 369,058                54,846

           Dana L. Tindall                     85,000                     -0-                   -0-

         Mr. Duncan's loans were made for his personal use and to exercise rights under stock option agreements. The loans accrue interest at the prime rate as published in the Wall Street Journal, are unsecured, and become due in the amount of $750,000 on each of December 31, 2003 through 2007, with any remaining balance due on February 8, 2007, together with accrued interest. The loan agreement included a provision that allowed a $500,000 payment, that would otherwise have been due on December 31, 2002, to be extended to February 8, 2007 in exchange for a payment of $25,000. The payment date was extended in return for Mr. Duncan's payment of $25,000 to the Company on December 31, 2002. The amounts due may be paid in either cash or stock. Payments in stock will be valued at the closing price of the stock on the date of payment. Payments in stock are subject to the covenants in the Company's preferred stock agreements and credit facilities.

         In addition to the previously described indebtedness of Mr. Duncan, during 2000 and 2001 the Company made payments to others on behalf of Mr. Duncan in the amount of $24,497 and $348,605, respectively. The amount of these payments by the Company during 2002 and through the Record Date came to $6,946. The payments bear no interest, and the Company was reimbursed by Mr. Duncan for them. A credit balance of $9,605 due Mr. Duncan remained outstanding as of the Record Date.

         Mr. Hughes' loans were made for his personal use and to exercise rights under stock option agreements. The loans accrue interest at the Company's variable rate under the Company's senior credit facility, are unsecured, and become due together with accrued interest through December 3, 2006.

         In addition to the previously described indebtedness of Mr. Hughes, during 2000 and 2001 the Company made payments to others on behalf of Mr. Hughes in the amount of $6,324 and $1,155. The amount of these payments by the Company during 2002 and through the Record Date came to $970. The payments bear no interest, and the Company expects to be reimbursed by Mr. Hughes for them. $41 remained outstanding as of the Record Date.

         Mr. Behnke's loans were made for his personal use and to exercise rights under stock option agreements with the Company. Mr. Behnke's notes in the amount of $474,424 are unsecured, while the balance of the notes are secured by Company Class A common stock. Mr. Behnke's loans bear interest at the Company's variable rate under the Company's senior credit facility and, in one case, at 9% per annum. The notes are due, together with accrued interest, in November and December 2006.

         Should the Company elect to terminate Mr. Behnke's employment, other than for cause, prior to November 1, 2004, the Company would forgive any remaining balance of principal and interest associated with the September and November 1999 borrowings totaling $300,000 in principal amount.

         Of the amount owed by Mr. Dowling at the Record Date, all but $150,000 in principal amount is secured by 160,297 shares of Class A common stock and 74,028 shares of Class B common stock. On May 17, 2000, the Company advanced $150,000 to Mr. Dowling for his personal requirements. The loan was secured by a second deed of trust on real property. Mr. Dowling's loans are payable in full through December 31, 2006 and bear interest at the Company's variable rate under its senior credit facility.

         The loans to Mr. Lowber were made for his personal use and to exercise rights under stock option agreements. Notes in the principal amount of $184,058 bear interest at the Company's variable rate under its senior credit facility, and the remaining principal amount of $185,000 bears interest at a rate of 6.49% per annum. So long as Mr. Lowber remains in the employ of the Company, the accrued interest on the $185,000 note is to be waived at the beginning of each year. The loans are unsecured and are due through June 30, 2006.

         The Company loaned Ms. Tindall $85,000 in September 2001 for her personal requirements. The loan was unsecured, provided for interest at the Company's variable rate under its senior credit facility, and was to be due on December 31, 2003. The note was repaid in September 2002.

Registration Rights Agreements

         The Company is a party to registration rights agreements ("Registration Rights Agreements") with the following:

         - WorldCom (including subsidiaries) regarding all shares of its Company Class A and Class B common stock and Series C preferred stock

         - Toronto-Dominion regarding all of its Company Series B preferred stock

         Both of these persons are significant shareholders of the indicated classes or series of Company stock. For example, Toronto-Dominion is the holder of all 16,995 shares outstanding of the Series B preferred stock. For holdings of other classes and series see, "Ownership of Company - Principal Shareholders." As of the Record Date, none of these persons or their affiliates, other than those identified elsewhere in this Proxy Statement, were directors, officers, nominees for election as directors, or members of the immediate family of such directors, officers, or nominees of the Company.

         The terms of the Registration Rights Agreements vary, although they generally share several common terms. The basic terms are as follows.

         If the Company proposes to register any of its securities under the Securities Act of 1933, as amended ("Securities Act") for its own account or for the account of other shareholders, the Company must notify all of the holders under the Registration Rights Agreements of the Company's intent to register such common stock. In addition, the Company must allow the holders an opportunity to include their shares ("Registerable Shares") in that registration.

         Each holder also has the right, under certain circumstances, to require the Company to register all or any portion of such holder's Registerable Shares under the Securities Act. The Registration Rights Agreements are subject to certain limitations and restrictions, including, in cases other than the Series B preferred stock, the right of the Company to limit the number of Registerable Shares included in the registration. Generally, the Company is required to pay all registration expenses in connection with each registration of Registerable Shares pursuant to the Registration Rights Agreements.

         The Registration Rights Agreement between the Company and WorldCom, dated June 30, 2001, specifically requires the Company to effect no more than four demand registrations at the request of WorldCom and an unlimited number of opportunities to include its Registerable Shares in other Company security registrations. However, each registration request by WorldCom must include Registerable Shares having an aggregate market value equal to or more than $1.5 million.

         The Registration Rights Agreement between the Company and Toronto-Dominion regarding the Series B preferred stock pertains to Class A common stock which is issued by the Company upon the holder's exercise of rights to convert the preferred stock to Class A common stock. The agreement specifically requires the Company to effect no more than two registrations at the request of holders of at least 15% of the registerable securities.

                              OWNERSHIP OF COMPANY

Principal Shareholders

         The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of Company Class A common stock and Class B common stock and Company Series B preferred stock (Series C preferred stock is not included in the table in that it did not as of the Record Date have voting rights exercisable at the Annual Meeting) by each of the following:

         - Each person known by the Company to own beneficially 5% or more of the outstanding shares of Class A common stock or Class B common stock, or Series B preferred stock

         -    Each director of the Company

         -    Each of the Named Executive Officers

         - All current executive officers and directors of the Company as a group

All information with respect to beneficial ownership has been furnished to the Company by the respective shareholders of the Company.

                                              Amount and
                                               Nature of                                             % Combined
                                              Beneficial                      % of Total Shares        Voting
Name and Address of              Title of    Ownership (2)                       Outstanding           Power
Beneficial Owner (1)             Class (2)       (#)         % of Class (2)   (Class A & B) (2)   (Class A & B) (2)
--------------------             ---------   -------------   -------------    -----------------   -----------------
                                                                                I        II         I        II
                                                                               ---       ---       ---       ---
William C. Behnke                Class A       315,530 (3)           *           *         *         *         *
                                 Class B         - - -           - - -
                                Series B         - - -           - - -

                                              Amount and
                                               Nature of                                             % Combined
                                              Beneficial                      % of Total Shares        Voting
Name and Address of              Title of    Ownership (2)                       Outstanding           Power
Beneficial Owner (1)             Class (2)       (#)         % of Class (2)   (Class A & B) (2)   (Class A & B) (2)
--------------------             ---------   -------------   -------------    -----------------   -----------------
                                                                                I        II         I        II
                                                                               ---       ---       ---       ---

Stephen M. Brett                 Class A         25,000 (4)          *           *         *         *         *
                                 Class B          - - -          - - -
                                Series B          - - -          - - -


Ronald A. Duncan                 Class A      1,631,167 (5)        3.1         3.7       3.5       6.9       6.6
                                 Class B        460,021 (5)       11.9
                                Series B          - - -          - - -


Donne F. Fisher                  Class A        362,335 (4,6)        *         1.4       1.4       5.2       5.1
                                 Class B        437,688 (6)       11.3
                                Series B          - - -          - - -


William P. Glasgow               Class A         85,914 (7)          *           *         *         *         *
                                 Class B          - - -          - - -
                                Series B          - - -          - - -


G. Wilson Hughes                 Class A        674,697 (8)        1.3         1.2       1.1         *         *
                                 Class B          2,765 (8)          *
                                Series B          - - -          - - -


John M. Lowber                   Class A        561,796 (9)        1.1           *         *         *         *
                                 Class B          6,286 (9)          *
                                Series B          - - -          - - -


Stephen R. Mooney                Class A          - - -          - - -       - - -     - - -     - - -     - - -
                                 Class B          - - -          - - -
                                Series B          - - -          - - -


Stephen A. Reinstadtler          Class A          - - -          - - -       - - -     - - -     - - -     - - -
                                 Class B          - - -          - - -
                                Series B          - - -          - - -


James M. Schneider               Class A         55,000 (4)          *           *         *         *         *
                                 Class B          - - -          - - -
                                Series B          - - -          - - -


Dana L. Tindall                  Class A        231,025 (10)         *           *         *         *         *
                                 Class B          3,835 (10)         *
                                Series B          - - -          - - -


Dimensional Fund Advisors, Inc.  Class A      3,147,600            6.0         5.6       5.3       3.5       3.4
1299 Ocean Ave., 11th Floor      Class B          - - -          - - -
Santa Monica, CA  90401         Series B          - - -          - - -

                                              Amount and
                                               Nature of                                             % Combined
                                              Beneficial                      % of Total Shares        Voting
Name and Address of              Title of    Ownership (2)                       Outstanding           Power
Beneficial Owner (1)             Class (2)       (#)         % of Class (2)   (Class A & B) (2)   (Class A & B) (2)
--------------------             ---------   -------------   -------------    -----------------   -----------------
                                                                                I        II         I        II
                                                                               ---       ---       ---       ---

GCI Qualified Employee           Class A      5,718,384           11.0        10.4       9.9       7.6       7.3
Stock Purchase Plan              Class B        112,132            2.9
2550 Denali St., Ste. 1000      Series B          - - -          - - -
Anchorage, AK  99503


Estate of Kim Magness            Class A        214,661 (11)         *         1.8       1.7       9.0       8.7
c/o Raymond L. Sutton, Jr.       Class B        795,238 (11)      20.5
303 East 17th Ave., Ste. 1100   Series B          - - -          - - -
Denver, CO  80203-1264


Gary Magness                     Class A        264,992 (12)         *         2.0       1.9       9.6       9.3
c/o Raymond L. Sutton, Jr.       Class B        843,448 (12)      21.8
303 East 17th Ave., Ste. 1100   Series B          - - -          - - -
Denver, CO  80203-1264


Toronto-Dominion                 Class A        287,700              *           *       5.7         *       3.6
Investments, Inc.                Class B          - - -          - - -
31 West 52nd Street             Series B         16,995 (13)       100
New York, NY  10019-6101


Robert M. Walp                   Class A        308,266 (14)         *         1.1       1.0       3.7       3.6
804 P St., Apt. 4                Class B        303,457 (14)       7.8
Anchorage, AK 99501             Series B          - - -          - - -


Westport Asset Management, Inc.  Class A      3,080,700            5.9         5.5       5.2       3.4       3.3
253 Riverside Avenue             Class B          - - -          - - -
Westport, CT  06880             Series C          - - -          - - -


WorldCom                         Class A      4,609,842 (15)       8.7        10.4       9.8      19.0      18.4
515 East Amite Street            Class B      1,275,791           32.9
Jackson, MS  39201-2702         Series B          - - -          - - -


All Directors and Executive      Class A      4,452,684 (16)       8.4         9.5       9.0      15.6      15.1
  Officers As a Group            Class B        987,782 (16)      25.5
  (12 Persons)                  Series B          - - - (16)     - - -

-------------------
    * Represents beneficial ownership of less than 1% of the corresponding class or series stock.

    1 Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of stock of the Company that a person has the right to acquire within 60 days of the Record Date are deemed to be beneficially owned by such person and are included in the computation of the ownership and voting percentages only of such person. Each person has sole voting and investment power with respect to the shares indicated, except as otherwise stated in the footnotes to the table. Addresses are provided only for persons other than management who own beneficially more than 5% of the outstanding shares of Class A or B common stock or Series B preferred stock.

    2 "Title of Class" includes Company Class A common stock, Class B common stock, and Series B preferred stock. "Amount and Nature of Beneficial Ownership" and "% of Class" are given for each class or series of stock. "% of Total Shares Outstanding" and "Combined Voting Power" are given (a) under column I as excluding Series B preferred stock outstanding and (b) under column II as including Series B preferred stock outstanding and on an as-converted to Class A common stock basis at the conversion price as set in the Series B Agreement, i.e., $5.55 per share. As of the Record Date, the 16,995 shares of Series B preferred stock outstanding (excluding accrued dividends payable in cash or in Class A common stock to that date) would convert to 3,062,162 shares of Class A common stock.

    3 Includes 215,425 shares which Mr. Behnke has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Does not include 9,055 shares of Company Class A common stock held in treasury by the Company to fund Mr. Behnke's vested deferred compensation.

    4 Includes 25,000 shares of Company Class A common stock each to Messrs. Brett, Fisher, and Schneider in February 1997 which they each respectively have the right to acquire within 60 days of the Record Date by the exercise of respective stock options granted under the Stock Option Plan. The exercise price for each option is $7.50 per share.

    5 Includes 125,088 shares of Class A common stock and 6,270 shares of Class B common stock allocated to Mr. Duncan under the Stock Purchase Plan. Does not include 195,331 shares of Class A common stock held by the Company in treasury pursuant to deferred compensation agreements with the Company. Does not include 29,453 shares of Class A common stock held by Amanda Miller, Mr. Duncan's daughter, of which Mr. Duncan disclaims beneficial ownership. Does not include 18,560 shares of Class A common stock or 8,242 shares of Class B common stock held by the Amanda Miller Trust, with respect to which Mr. Duncan has no voting or investment power. Does not include 50,650 shares of Class A common stock or 27,020 shares of Class B common stock held by Dani Bowman, Mr. Duncan's wife, of which Mr. Duncan disclaims beneficial ownership. Includes 250,000 shares of Class A common stock which a company owned by Mr. Duncan has the right to acquire within 60 days of the Record Date by the exercise of stock options.

    6 Includes 300,200 shares of Class A and 225,000 shares of Class B common stock owned by Fisher Capital Partners, Ltd., the corporate general partner of which is affiliated with Mr. Fisher.

    7 Does not include (i) 4,059 shares owned by Diamond Ventures, LLC of which Mr. Glasgow is President; (ii) 135,367 shares owned by Prime II Investments, L.P. of which Diamond Ventures, LLC is the sole general partner; (iii) 160,700 shares owned by Prime VIII, L.P. the sole general partner (Prime I SKA, LLC) of which has Mr. Glasgow as its Managing Director; (iv) does not include 158 shares beneficially owned by minor children of Mr. Glasgow; and (v) 12,500 remaining shares of an option to acquire 25,000 shares of Class A common stock issued to SKA Management, Inc. The options vest in four equal annual installments, are exercisable at $7.50 per share, and expire if not exercised within 10 years of their grant in June, 2000. Mr. Glasgow disclaims any beneficial ownership of the shares held by these entities or held by his children.

    8 Includes 100,000 shares of Class A common stock which Mr. Hughes has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 60,697 shares of Class A common stock and 2,765 shares of Class B common stock allocated to Mr. Hughes under the Stock Purchase Plan. Does not include 67,437 shares of Class A common stock held in treasury by the Company to fund vested deferred compensation. See, "Management of Company: Employment Agreements."

    9 Includes 355,425 shares which Mr. Lowber has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 48,713 shares of Class A common stock and 6,016 shares of Class B common stock allocated to Mr. Lowber under the Stock Purchase Plan.

    10 Includes 165,787 shares which Ms. Tindall has the right to acquire within 60 days of the Record Date by the exercise of vested stock options. Includes 64,979 shares of Class A common stock and 3,835 shares of Class B common stock allocated to Ms. Tindall under the Stock Purchase Plan.

    11 Includes 76,688 shares of Class A and 620,608 shares of Class B common stock owned by Magness FT Investment Company, LLC of which the estate of Mr. Magness owns a 50% interest. Includes 132,993 shares of Class A and 148,830 shares of Class B common stock owned by Magness Securities, LLC of which the estate of Mr. Magness owns a 67% interest.

    12 Includes 76,688 shares of Class A and 620,608 shares of Class B common stock by Magness FT Investment Company, LLC of which Mr. Magness owns a 50% interest. Includes 132,993 shares of Class A and 148,830 shares of Class B common stock owned by Magness Securities, LLC of which Mr. Magness owns a 33% interest.

    13   Excludes accrued dividends.

    14 Includes 38,229 shares of Class A common stock and 2,408 shares of Class B common stock allocated to Mr. Walp under the Stock Purchase Plan. Includes 14,670 shares of Class A common stock which Mr. Walp has the right to acquire within 60 days of the Record Date by the exercise of vested stock options.

    15 Includes 833,333 shares of Class A common stock issuable upon conversion of 1,000 shares of Series C preferred stock and 25,000 shares of Class A common stock WorldCom has a right to acquire within 60 days of the Record Date by the exercise of vested stock options.

    16 Includes 1,317,062 shares of Class A common stock which such persons have the right to acquire within 60 days of the Record Date through the exercise of vested stock options. Includes 328,510 shares of Class A common stock and 22,045 shares of Class B common stock allocated to such persons under the Stock Purchase Plan. Excludes, as of the Record Date, all of the outstanding Series B preferred stock (on an as-converted basis to Company Class A common stock) owned by an affiliate of Mr. Reinstadtler, i.e., Toronto-Dominion.
-------------------


Changes in Control

         Series B Preferred Stock. The Series B Agreement provides that the holders of the Series B preferred stock have the right to vote on all matters presented for vote to the holders of Company Class A common stock on an as-converted basis. In addition, the holders of the outstanding Series B preferred stock have limited voting rights as a class or otherwise to require the Company to request its consent on specific actions which might be taken including amending the Articles, restructuring the Company, paying dividends, and redeeming stock. Under the present Articles, the Class A common stock and Class B common stock vote for directors and on such specific actions, as one class, with limited exceptions as set forth in the Alaska Corporations Code. These exceptions include action to amend the articles of incorporation of a corporation in certain specific areas including changes in the designations, preferences, limitations, or relative rights of shares of the class.

         The holders of outstanding Series B preferred stock have the right to convert their shares into Class A common stock of the Company at a specified conversion price, as adjusted. As of the Record Date, Toronto-Dominion remained as the sole holder of Series B preferred stock.

         As of the Record Date, the conversion price was $5.55 per share. Using that conversion price and assuming the conversion of all of the outstanding Series B preferred stock of the remaining holder of the Series B preferred stock as of the Record Date, the stock could be converted into 3,062,162 shares of Class A common stock of the Company (excluding dividends accrued through that date) which would constitute approximately 5.6% of its then outstanding Class A common stock.

         As a part of the terms of the issuance of the Series B preferred stock, the Board increased its size by one director. The selection and nomination of that director is subject to certain terms of the Series B Agreement. See, "Management of Company: Rights of Holders of Series B Preferred Stock in Nomination to, or Observer Status Regarding, the Board."

         Pledged Assets and Securities. The obligations of the Company under its credit facilities are secured by substantially all of the assets of the Company and its direct and indirect subsidiaries. Upon a default by the Company under such agreements, the Company's lenders could gain control of the assets of the Company, including the capital stock of the Company's subsidiaries. The Company has been at all times since January 1, 2002 and up through the Record Date, in compliance with all material terms of these credit facilities. These obligations and pledges are further described in the Annual Report. See, "Annual Report."

         Senior Notes. On August 1, 1997, GCI, Inc., an Alaska corporation and wholly-owned subsidiary of the Company, publicly sold $180 million of unsecured 9.75% senior notes ("Senior Notes"). The Senior Notes are due in 2007. GCI, Inc. was formed specifically to issue the Senior Notes. The Senior Notes are subject to the terms of an indenture ("Indenture") entered into by GCI, Inc. Upon the occurrence of a change of control, as defined in the Indenture, GCI, Inc. is required to offer to purchase the Senior Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest.

         The Indenture provides that the Senior Notes are redeemable at the option of GCI, Inc. at specified redemption prices commencing in 2002. The terms of the Senior Notes contain limitations on the ability of GCI, Inc. and its restricted subsidiaries to incur additional indebtedness, limitations on investments, payment of dividends and other restricted payments and limitations on liens, asset sales, mergers, transactions with affiliates and operation of unrestricted subsidiaries. The Indenture also limits the ability of GCI, Inc. and its restricted subsidiaries to enter into or allow to exist specified restrictions on the ability of GCI, Inc. to receive distributions from restricted subsidiaries.

         For purposes of the Indenture and the Senior Notes, the restricted subsidiaries consist of all direct or indirect subsidiaries of the Company, with the exception of the unrestricted subsidiaries. As of the Record Date, the unrestricted subsidiaries were entities formed by the Company in conjunction with its Fiber Facility as described in the Company's Annual Report. These unrestricted subsidiaries consisted of GCI Transport Co., Inc., and GCI Satellite Co., Inc.. See, "Annual Report."

         Both the Company and GCI, Inc. have, since January 1, 2002 and up through the Record Date, been in compliance with all material terms of the Indenture including making timely payments on the obligations of GCI, Inc.

                        LITIGATION AND REGULATORY MATTERS

         The Company was, as of the Record Date, involved in several administrative and civil action matters primarily related to its telecommunications markets in Alaska and the remaining 49 states and other regulatory matters. These actions are discussed in the Company's Annual Report. See, "Annual Report."

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Overview

         The Board retained KPMG LLP as the independent certified public accountants for the Company during the fiscal year ended December 31, 2002. It is anticipated that the Board will appoint KPMG LLP as the Company's independent certified public accountants for the fiscal year ending December 31, 2003. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement, if so desired, and will be able to respond to appropriate questions.

Fees and Services

         KPMG LLP has provided certain audit, audit-related, and tax services, the fees for which are as follows:

         - Audit Fees - Were $207,546 and $177,632 for the years ended December 31, 2002 and 2001, respectively. Included in this category are fees for the annual financial statement audit of the Company and review and consent for the Stock Option Plan, quarterly financial statement reviews, and reviews of other filings by the Company with the Securities and Exchange Commission

         - Audit-Related Fees - Were $9,000 and $9,463 for the years ended December 31, 2002 and 2001, respectively. Included in this category are fees for the audit of the Stock Purchase Plan and review of the related annual report on Form 11-K filed with the Securities and Exchange Commission

         - Tax Fees - Were $17,205 and $14,500 for the years ended December 31, 2002 and 2001, respectively. Included in this category are fees for review of the Company's state and federal income tax returns and consultation on various tax matters

         -    All Other Fees - none

                                  ANNUAL REPORT

         The Annual Report to shareholders of the Company in the form of Form 10-K for the year ended December 31, 2002 is enclosed with this Proxy Statement, subject to the delivery provisions described elsewhere in this Proxy Statement. See, "Company Annual Meeting: Voting Procedure - Delivery."

                          FUTURE SHAREHOLDER PROPOSALS

         Certain matters are required to be considered at an annual meeting of shareholders of the Company, e.g., the election of directors. From time to time, the board of directors of the Company may wish to submit to those shareholders other matters for consideration. Additionally, those shareholders may be asked to consider and take action on proposals submitted by shareholders who are not members of management that cover matters deemed proper under regulations of the Securities and Exchange Commission and applicable state laws.

         Should a shareholder wish to have a proposal included in management's proxy statement and form proxy for the 2004 annual meeting of shareholders, the proposal must be received by the Company at the address previously identified in this Proxy Statement not earlier than December 2, 2003 and not later than January 2, 2004. See, "Company Annual Meeting: Voting Procedure - Delivery."

         Under the Bylaws, any shareholder wishing to make a nomination for director or wishing to introduce any business at the 2004 annual meeting must give the Company advance notice as described in the Bylaws. To be timely, the Company must receive the nomination or shareholder proposal for the 2004 meeting at the Company`s offices as previously identified not earlier than December 2, 2003 and not later than January 2, 2004. Nominations for director must describe various matters as specified in the Bylaws, including the name and address of each nominee, his or her occupation and number of shares held, and certain other information. The nomination must also be accompanied by written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

         In addition to the timely submission of notice previously described, a shareholder proposing to bring other business before the 2004 annual meeting must include in that notice a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons for that other business and other matters specified in the Bylaws. The Board or the presiding officer at the meeting may reject any such proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with applicable law. The Articles and Bylaws also set forth specific requirements and limitations applicable to nominations and proposals at special meetings of shareholders.

         A shareholder making a nomination must be a person who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. A shareholder who wishes to present a proposal of business at the meeting must, in addition to the previous requirements, be a person who has continuously held at least $2,000 in market value, or at least 1%, of the Company's securities entitled to be voted on the matter at the meeting for at least one year by the date of submission of the proposal to the Company for inclusion on the agenda of the meeting. Any such notice must be given to the Secretary of the

Company at the address previously identified. Any shareholder desiring a copy of the Articles or Bylaws will be furnished a copy without charge upon written request to the Secretary.

         For any shareholder proposal that is not submitted for inclusion in the management proxy statement for that 2004 annual meeting but is instead sought to be presented directly at that meeting, the SEC rules permit management to vote proxies in its discretion if the Company (i) receives notice of the proposal during the time interval December 2, 2003 through January 2, 2004 and advises shareholders in the 2004 proxy statement about the nature of the matter and how management intends to vote on that matter, or (ii) does not receive notice of the proposal during the time interval December 2, 2003 through January 2, 2004. Management intends to exercise this authority, if necessary, in conjunction with the 2004 meeting.

         Management carefully considers all proposals and suggestions from shareholders. When adoption of a suggestion or proposal is clearly in the best interest of the Company and the shareholders generally and does not require shareholder approval, it is usually adopted by the Board, if appropriate, rather than being included in management's proxy statement.

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No. n/a)

Filed by the Registrant                 [X]
Filed by a Party other than Registrant  [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

        General Communication, Inc.
        ----------------------------------------------------------------------
                 (Name of Registrant as Specified in Its Charter)
        N/A
        ----------------------------------------------------------------------
        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        1)   Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fees is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

        [ ]  Fee paid previously with preliminary materials.
        [ ] Check box if any part of the fee if offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        6)   Amount Previously Paid:

        7)   Form, Schedule or Registration Statement No.:

        8)   Filing Party:

        9)   Date Filed: